Exhibit 10.4

Execution Version

THIRD AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of

July 3, 2024

among

KOHLBERG KRAVIS ROBERTS & CO. L.P.
and
KKR GROUP PARTNERSHIP L.P.,
as Borrowers,

The Guarantors from time to time party hereto,

The Lenders from time to time party hereto,

and

HSBC BANK USA, NATIONAL ASSOCIATION,
as Administrative Agent

HSBC SECURITIES (USA) INC.,
as Sole Lead Arranger and Sole Bookrunner

i

SCHEDULES:

Schedule 2.01	–	Commitments
Schedule 2.05	–	Existing Letters of Credit
Schedule 3.05	–	Disclosed Matters

EXHIBITS:
Exhibit A	–	Form of Assignment
Exhibit B	–	Form of Compliance Certificate
Exhibit C	–	Form of Loan Party Joinder Agreement
Exhibit D	–	Form of Lender Joinder Agreement
Exhibit E	–	Form of Borrowing Request
Exhibit F	–	Form of Interest Election Request
Exhibit G-1-4	–	Form of U.S. Tax Compliance Certificate
Exhibit H	–	Form of Note

THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of July 3, 2024 among KOHLBERG KRAVIS ROBERTS & CO. L.P., a Delaware limited partnership, and KKR GROUP PARTNERSHIP L.P., a Cayman Islands exempted limited partnership, as Borrowers, the GUARANTORS party hereto from time to time, the LENDERS party hereto from time to time and HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent.

PRELIMINARY STATEMENTS:

The Borrower Representative has requested that the Lenders amend and restate a second amended and restated revolving credit facility dated as of August 4, 2021 (as heretofore amended, the “Existing Credit Agreement”) among the Borrowers, the Guarantors party thereto, the Administrative Agent and the Lenders party thereto, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1
Definitions

Section 1.01.     Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.

“Additional Group Partnership” means any holding company for entities in the Loan Party Group (other than KKR Group Partnership).

“Administrative Agent” means HSBC Bank USA, National Association, in its capacity as administrative agent under the Loan Documents.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such specified Person; provided that (v) investment funds, investment vehicles or separately managed accounts of any Loan Party or its Subsidiaries, (w) portfolio company or portfolio investment of any such fund, investment vehicle or separately managed account (or any entity Controlled by a portfolio company or portfolio investment), (x) KFN and its subsidiaries, (y) Global Atlantic and its subsidiaries and (z) CLOs or other principal investments managed, Controlled or held as investments by any Loan Party or its Subsidiaries shall not be deemed to be an Affiliate for purposes of this Agreement.

“Agreement” means this Third Amended and Restated Credit Agreement dated as of July 3, 2024, as executed and delivered by the parties hereto, and as the same may be amended from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the sum of 1% plus the Term SOFR for an Interest Period of one month on such day (or if such day is not a Business Day, on the immediately preceding Business Day). Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding anything to the contrary herein, if the Alternate Base Rate shall be less than 1%, such rate shall be deemed to be 1% for the purposes of this Agreement.

“Alternative Asset Investment Firm” means any alternative asset investment firm and any fund managed by a firm whose primary purpose is generally understood to be alternative asset investing.

“Alternative Currency” means each of Euro, Sterling, Yen, Australian Dollars, Canadian Dollars, Swiss Francs and each other currency (other than U.S. Dollars) that is approved in accordance with Section 1.06.

“Applicable CORRA Adjustment” means (a) 0.29547% (29.547 basis points) for an Interest Period of one-month’s duration and (b) 0.32138% (32.138 basis points) for an Interest Period of three-months’ duration.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any Term SOFR Borrowing, Daily Simple SOFR Borrowing, Eurocurrency Borrowing, SONIA Borrowing, SARON Borrowing, TONA Borrowing, Term CORRA Borrowing, Daily Simple CORRA Borrowing or ABR Borrowing, as the case may be, or with respect to the facility fees payable hereunder, the applicable rate per annum set forth below under the caption “Applicable Margin (Term SOFR / Daily Simple SOFR / Eurocurrency / SONIA / SARON / TONA / Term CORRA / Daily Simple CORRA)”, “Applicable Margin (ABR)” or “Facility Fee”, as the case may be, based upon the Credit Ratings by S&P, Fitch and/or Moody’s, respectively, applicable on such date:

Level	Credit Rating (S&P/Moody’s/Fitch)	Applicable Margin (Term SOFR / Daily Simple SOFR Eurocurrency / SONIA / SARON / TONA/Term CORRA / Daily Simple CORRA)	Applicable Margin (ABR)	Facility Fee
Level I	AA-/Aa3/AA- or higher	0.575%	0.00%	0.05%

Level II	A+/A1/A+	0.690%	0.00%	0.06%
Level III	A/A2/A	0.795%	0.00%	0.08%
Level IV	A-/A3/A-	0.900%	0.00%	0.10%
Level V	BBB+/Baa1/BBB+ or lower	1.100%	0.10%	0.15%

For purposes of the foregoing, the Credit Rating shall be determined as follows:

(a)         if a Credit Rating is issued by each Rating Agency, and such Credit Ratings fall within different Levels, (i) if two such Rating Agencies have assigned Credit Ratings that fall in the same Level, then the Credit Rating assigned by such two Rating Agencies shall apply and (ii) if the Credit Rating by each Rating Agency falls in three different Levels, then the middle of such Credit Ratings shall apply,

(b)         if a Credit Rating is issued by two Rating Agencies, then the higher of such Credit Ratings shall apply (with Level I being the highest and Level V being the lowest), unless the Credit Ratings differ by two or more Levels, in which case the Level that is one Level higher than the lower Credit Rating shall apply and

(c)          if a Credit Rating is only issued by one Rating Agency, then such Credit Rating shall apply.  If and for so long as there shall be no Credit Rating from any Rating Agency (other than by reason of the circumstances referred to in the last sentence of this definition), then the Credit Rating will be deemed to be at Level V.  If the rating system of any Rating Agency shall change, or if any Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower Representative and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rate shall, at the option of the Borrowers, be determined (i) as set forth above using the rating from such Rating Agency most recently in effect prior to such change or cessation or (ii) disregarding the rating from such Rating Agency.

“Applicable SARON Adjustment” means, for any day, with respect to any SARON Loan, the rate per annum equal to 0.0031%.

“Applicable SOFR Adjustment” means 0.10% per annum.

“Applicable SONIA Adjustment” means, for any day, with respect to any SONIA Loan, the rate per annum equal to 0.1193%.

“Applicable TONA Adjustment” means, for any day, with respect to any TONA Loan, the rate per annum equal to 0.00835%.

“Approved Fund” has the meaning assigned to such term in Section 10.04.

“Arranger” means HSBC Securities (USA) Inc., in its capacity as sole lead arranger and sole bookrunner for the credit facility established under this Agreement.

“Assignment” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

 “AUD Screen Rate” means with respect to any Interest Period, the average bid reference rate administered by ASX Benchmarks Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for Australian dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 10:00 a.m., Melbourne, Australia time, two Business Days prior to the commencement of such Interest Period.  If the AUD Screen Rate shall be less than zero, the AUD Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Australian Dollar” means the lawful currency of the Commonwealth of Australia.

“Authorized Officer” shall mean, with respect to any Person, any individual holding the position of the Chief Executive Officer, the Chief Operating Officer, President, the Chief Financial Officer, the Treasurer, the Controller, the General Counsel, Secretary, the Vice President, or any other senior officer with express authority to act on behalf of such Person designated as such by the board of directors, general partner or other managing authority of such Person.

“Available Tenor” means, as of any date of determination and with respect to the relevant then-current Benchmark, as applicable, (a) if the then-current Benchmark is a future looking term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (b) if clause (a) does not apply, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13(d). Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Availability Period” means the period from and including the Restatement Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a governmental authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, each Relevant Rate; provided that if a replacement for the applicable Benchmark has occurred pursuant to Section 2.13, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate; provided further that “Benchmark” shall be determined on an individual basis in respect of each Relevant Rate and/or Benchmark Replacement in respect thereof.

“Benchmark Replacement” means, for any Available Tenor:

(a)          for purposes of clause (a)(i)(A) of Section 2.13, the first alternative set forth in the order below that can be determined by the Administrative Agent:

(1)       Daily Simple SOFR; or

(2)       the sum of: (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such then-current Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body for syndicated credit facilities denominated in Dollars at such time that are substantially similar to the credit facilities under this Agreement; and

(b)       for purposes of clause (a)(i)(B) of Section 2.13 and solely in the case of Loans denominated in Canadian Dollars, the first alternative set forth in the order below that can be determined by the Administrative Agent:

(1)    Daily Simple CORRA; or

(2)       the sum of: (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such then-current Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body for syndicated credit facilities denominated in Canadian Dollars, as applicable at such time that are substantially similar to the credit facilities under this Agreement; and

(c)       for purposes of clause (a)(i)(B) of Section 2.13 and solely in the case of Loans denominated in any other Alternative Currency, the sum of: (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such then-current Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body for syndicated credit facilities denominated in the applicable Alternative Currency, as applicable at such time that are substantially similar to the credit facilities under this Agreement;

provided that, if the Benchmark Replacement as determined pursuant to clause (a), (b) or (c) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; provided, further, that, in the case of clause (b) or (c) above, such adjustment shall not be in the form of an increase of the Applicable Margin.

“Benchmark Replacement Conforming Changes” means, with respect to the use of administration of Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents); provided that, notwithstanding anything herein to the contrary, no “Benchmark Replacement Conforming Changes” shall result in (i) any material effect on the timing or amount of payments or borrowings or (ii) a deemed exchange of any Loan under Section 1001 of the Code, in each case, as determined by the Administrative Agent in its reasonable discretion, without the prior written consent of the Borrower Representative; provided, further, that (i) the Administrative Agent shall notify the Borrower Representative of any proposed “Benchmark Replacement Conforming Changes” and (ii) the Borrower Representative shall be deemed to consent to any such “Benchmark Replacement Conforming Changes” unless it shall object thereto in writing within 3 Business Days after having received notice thereof; provided, further, that to the extent the Borrower Representative objects to any such “Benchmark Replacement Conforming Changes” as provided for in the immediate preceding proviso, the Administrative Agent and the Borrower Representative shall negotiate in good faith to make alternative “Benchmark Replacement Conforming Changes”.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)         the later of (i) the date of the public statement or publication of information referenced in the definition of “Benchmark Transition Event” relating to clause (a) therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)         the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) are no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, as determined by reference to the most recent public statement or publication of information referenced in the definition of “Benchmark Transition Event” relating to clause (b) therein (even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date).

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in each case of clauses (a) and (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein solely to the extent such event applies to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means with respect to a then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of such then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bond Guarantors” means the Public Company and the KKR Group Partnership.

“Borrower Representative” has the meaning assigned to such term in Section 9.05.

“Borrowers” means (i) Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership, (ii) KKR Group Partnership and (iii) any Additional Group Partnership that becomes a party to this Agreement in accordance with Section 5.09.

“Borrowing” means (a) Global Loans of the same Type and in the same currency, made, converted or continued on the same date and, in the case of Term SOFR Loans and Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request for a Borrowing in accordance with Section 2.03 or Section 2.04 and in the form of Exhibit E or any other form reasonably acceptable to the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or London are authorized or required by law to remain closed; provided that, (i) when used in connection with a Loan denominated in Euros, the term “Business Day” shall also exclude any day which is not a TARGET Day, (ii) when used in connection with a Loan denominated in Swiss Francs, the term “Business Day” shall also exclude any day which banks are closed for the settlement of payments and foreign exchange transactions in Zurich, (iii) when used in connection with a Loan denominated in Yen, the term “Business Day” shall also exclude any day which banks are closed for general business in Japan, (iv) when used in connection with a Loan denominated in Australian Dollars, the term “Business Day” shall also exclude any day which banks are closed for general business in Australia, (v) when used in connection with a Loan denominated in Canadian Dollars, the term “Business Day” shall also exclude any day which banks are closed for general business in Canada and (vi) when used in connection with a Loan denominated in any other currency, the term “Business Day” shall also exclude any day which is not a day on which dealings in such currency can occur in the London interbank market and on which banks are open for business in the principal financial center for that currency.

“Canadian Dollar” means the lawful currency of Canada.

“Cash and Cash Equivalents” means (i) cash, (ii) cash equivalents and (iii) liquid short-term investments in the Specified Cash Management Account, in each case of clauses (i)-(iii), to the extent included in “Cash and Short-Term Investments” as set forth in the Public Company’s segment financial reporting. Cash and Cash Equivalents shall exclude cash reflected on the balance sheet of (i) KFN and its subsidiaries and (ii) Global Atlantic and its subsidiaries.

“Cash Compensation and Benefits” means (i) compensation and benefits less (ii) equity-based compensation, in each case determined on a total reportable segment basis for the Public Company.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Restatement Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Restatement Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Restatement Date.  For purposes of this definition, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities pursuant to Basel III, shall in each case described in clauses (i) and (ii) above be deemed to be a Change in Law and have gone into effect after the date hereof, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of the following:

(a)      the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the combined assets of the Credit Group taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than to a Continuing KKR Person; (b) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than a Continuing KKR Person, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of a majority of the controlling interests in (1) the Public Company or (ii) one or more Bond Guarantors that together hold all or substantially all of the assets of the Credit Group taken as a whole; or (c) Kohlberg Kravis Roberts & Co. L.P. shall cease to be Controlled by one or more Bond Guarantors.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Global Loans or Swingline Loans.

“CLO” means a collateralized loan obligation vehicle.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Global Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment pursuant to which such Lender shall have assumed its Commitment, as applicable.  As of the Restatement Date, the aggregate amount of the Lenders’ Commitments is $2,750,000,000.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B, properly completed and signed by an Authorized Officer of the Borrower Representative.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, certificate of limited partnership, constitution or certificate of formation (or the equivalent organizational documents) of such Person and (b) the by-laws, operating agreement or limited partnership agreement (or the equivalent governing documents) of such Person.

“Contingent Obligations” means contingent indemnification and expense reimbursement obligations as to which no claim has been asserted.

“Continuing KKR Person” means, immediately prior to and immediately following any relevant date of determination, (i) an individual who (a) is an executive of a Loan Party Group Company, (b) devotes substantially all of his or her business and professional time to the activities of a Loan Party Group Company and (c) did not become an executive of a Loan Party Group Company or begin devoting substantially all of his or her business and professional time to the activities of a Loan Party Group Company in contemplation of a Change of Control, or (ii) any Person in which any one or more of such individuals directly or indirectly, singly or as a group, holds a majority of the controlling interests.

“Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the CORRA Administrator.

“CORRA Administrator” means the Bank of Canada (or any successor administrator).

“CORRA Determination Date” has the meaning specified in the definition of “Daily Simple CORRA”.

“CORRA Rate Day” has the meaning specified in the definition of “Daily Simple CORRA”.

“Covenant EBITDA” means (i) Fee Related Earnings, plus (ii) Yield EBITDA, plus (iii) plus (iii) Strategic Holdings Operating Earnings (as reported in the Public Company’s filings), plus (iv) depreciation and amortization as determined on a total reportable segment basis for the Public Company.

For purposes of calculating Covenant EBITDA for any Reference Period, if at any time during such Reference Period the Public Company or any of its Subsidiaries shall have made any Material Acquisition or Material Disposition, the Covenant EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition occurred on the first day of such Reference Period.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Global Loans and its LC Exposure and Swingline Exposure at such time.

“Credit Group” means the Loan Parties and the Loan Parties’ direct and indirect Subsidiaries (to the extent of their economic ownership interest in such Subsidiaries) taken as a whole.

“Credit Rating” means (a) in the case of S&P, the issuer credit rating of the Public Company, (b) in the case of Fitch, the long-term “Issuer Default Rating” of the Public Company and (c) in the case of Moody’s, the “Corporate Family Rating”, in each case including any successor or equivalent rating.

“Daily Simple CORRA” means, for any day (a “CORRA Rate Day”), a rate per annum equal to the sum of (a) Applicable CORRA Adjustment set forth in clause (b) of the definition of “Applicable CORRA Adjustment” plus (b) CORRA for the day (such day “CORRA Determination Date”) that is five (5) Business Days prior to (i) if such CORRA Rate Day is a Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not a Business Day, the Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website.  Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Borrower. If by 5:00 p.m. (Toronto time) on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding RFR Business Day for which such CORRA was published on the CORRA Administrator’s website, so long as such first preceding Business Day is not more than five (5) Business Days prior to such CORRA Determination Date. If Daily Simple CORRA shall be less than zero, Daily Simple CORRA shall be deemed to be zero for purposes of this Agreement.

“Daily Simple SARON” means, for any day (a “SARON Interest Day”), an interest rate per annum equal to the greater of (a) SARON for the date (such day “i”) that is 5 Business Days prior to (i) if such SARON Interest Day is a Business Day, such SARON Interest Day or (ii) if such SARON Interest Day is not a Business Day, the Business Day immediately preceding such SARON Interest Day and (b) 0.0%.  If by 5:00 pm (local time for SARON) on the second (2nd) Business Day immediately following any day “i”, SARON in respect of such day “i” has not been published on the SARON Administrator’s Website and a Benchmark Replacement Date with respect to SARON has not occurred, then SARON for such day “i” will be SARON as published in respect of the first preceding Business Day for which SARON was published on the SARON Administrator’s Website; provided that SARON determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SARON for no more than three (3) consecutive SARON Interest Days. Any change in Daily Simple SARON due to a change in SARON shall be effective from and including the effective date of such change in the SARON without notice to the Borrower Representative. If Daily Simple SARON shall be less than zero, Daily Simple SARON shall be deemed to be zero for purposes of this Agreement.

 “Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the sum of (i) the Applicable SOFR Adjustment and (ii) SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website.  Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower Representative. If Daily Simple SOFR shall be less than zero, Daily Simple SOFR shall be deemed to be zero for purposes of this Agreement.

“Daily Simple SONIA” means, for any day (a “SONIA Interest Day”), an interest rate per annum equal to the greater of (a) SONIA for the date (such day “i”) that is 5 Business Days prior to (i) if such SONIA Interest Day is a Business Day, such SONIA Interest Day or (ii) if such SONIA Interest Day is not a Business Day, the Business Day immediately preceding such SONIA Interest Day and (b) 0.0%. If by 5:00 pm (local time for SONIA) on the second (2nd) Business Day immediately following any day “i”,

SONIA in respect of such day “i” has not been published on the SONIA Administrator’s Website and a Benchmark Replacement Date with respect to SONIA has not occurred, then SONIA for such day “i” will be SONIA as published in respect of the first preceding Business Day for which SONIA was published on the SONIA Administrator’s Website; provided that SONIA determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SONIA for no more than three (3) consecutive SONIA Interest Days. Any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change in the SONIA without notice to the Borrower Representative. If Daily Simple SONIA shall be less than zero, Daily Simple SONIA shall be deemed to be zero for purposes of this Agreement.

“Daily Simple TONA” means, for any day (a “TONA Interest Day”), an interest rate per annum equal to the greater of (a) TONA for the date (such day “i”) that is 5 Business Days prior to (i) if such TONA Interest Day is a Business Day, such TONA Interest Day or (ii) if such TONA Interest Day is not a Business Day, the Business Day immediately preceding such TONA Interest Day and (b) 0.0%. If by 5:00 pm (local time for TONA) on the second (2nd) Business Day immediately following any day “i”, TONA in respect of such day “i” has not been published on the TONA Administrator’s Website and a Benchmark Replacement Date with respect to TONA has not occurred, then TONA for such day “i” will be TONA as published in respect of the first preceding Business Day for which TONA was published on the TONA Administrator’s Website; provided that TONA determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple TONA for no more than three (3) consecutive TONA Interest Days. Any change in Daily Simple TONA due to a change in TONA shall be effective from and including the effective date of such change in the TONA without notice to the Borrower Representative. If Daily Simple TONA shall be less than zero, Daily Simple TONA shall be deemed to be zero for purposes of this Agreement.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Loans, (ii) fund all or any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s reasonable determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower Representative or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with all or any portion of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s reasonable determination that a condition precedent (specifically identified and including the particular default, if any) to funding under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance reasonably satisfactory to it, or (d) has become the subject of a Bankruptcy Event or Bail-In Action or has a Parent that has become the subject of a Bankruptcy Event or Bail-In Action.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.05.

“Domestic Borrower” means a Borrower organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to human health and safety (as affected by exposure to Hazardous Materials).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities) of or relating to any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code. For the avoidance of doubt, ERISA Affiliates include the Loan Parties.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“Erroneous Payment” has the meaning assigned to such term in Section 8.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 8.11(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to such term in Section 8.11(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 8.11(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 8.11(e).

“ESG” has the meaning assigned to such term in Section 2.23(a).

“ESG Amendment” has the meaning assigned to such term in Section 2.23(a).

“ESG Certificate” has the meaning assigned to such term in Section 2.23(a).

“ESG Pricing Provisions” has the meaning assigned to such term in Section 2.23(a).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two TARGET days prior to the commencement of such Interest Period.  If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower Representative.  If the EURIBOR Screen Rate shall be less than zero, the EURIBOR Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Euro” means the single currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency”, when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period:

(a)          denominated in Canadian Dollars, the Term CORRA Rate with tenor equal to such Interest Period;

(b)          denominated in Australian Dollars, the AUD Screen Rate with tenor equal to such Interest Period; and

(c)          denominated in Euros, the EURIBOR Screen Rate with tenor equal to such Interest Period;

in each case of clauses (b) and (c), if the AUD Screen Rate or the EURIBOR Screen Rate, as applicable, shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the “Eurocurrency Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the Interpolated Rate. Notwithstanding the foregoing, if the applicable rate described above is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Event of Default” has the meaning assigned to such term in Article 7.

“Exchange Act” means the U.S. Securities Exchange Act of 1934 and any statute successor thereto, in each case as amended from time to time.

“Excluded Taxes” means, with respect to any Lender Party or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) Taxes imposed on (or measured by) its net income (however denominated) or franchise Taxes, in each case (i) imposed as a result of such recipient being organized under the law of, or having its principal office located in or, in the case of any Lender, having its applicable lending office in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America, or any similar Tax described in clauses (a)(i) or (ii) above, (c) in the case of a Lender, any withholding Tax imposed by the United States of America or the Cayman Islands at the time such Lender first becomes a party to this Agreement (other than by an assignment made pursuant to Section 2.18(b)) with respect to amounts payable by any Person that is then a Borrower under this Agreement, except to the extent that such Lender’s assignor (if any) was entitled at the time of assignment to receive additional amounts with respect to withholding Taxes pursuant to Section 2.16(a), (d) any Taxes to the extent attributable to such Lender’s failure to comply with Section 2.16(d), and (e) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Commitment” has the meaning assigned to such term in Section 2.22(a)(i).

“Existing Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Existing Letters of Credit” means those letters of credit outstanding under the Existing Credit Agreement as of the Restatement Date and set forth on Schedule 2.05.

“Existing Loans” has the meaning assigned to such term in Section 2.22(a)(i).

 “Extended Commitments” has the meaning assigned to such term in Section 2.22(a)(i).

“Extended Loans” has the meaning assigned to such term in Section 2.22(a)(i).

“Extending Lender” has the meaning assigned to such term in Section 2.22(a)(ii).

“Extension Amendment” has the meaning assigned to such term in Section 2.22(a)(iii).

“Extension Date” has the meaning assigned to such term in Section 2.22(a)(iv).

“Extension Election” has the meaning assigned to such term in Section 2.22(a)(ii).

“Extension Request” has the meaning assigned to such term in Section 2.22(a)(i).

“Extension Series” means all Extended Loans and Extended Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Loans or Extended Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, commitment fees, extension fees, maturity, and amortization schedule.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” has the meaning assigned to such term in the Section 3.11.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate; provided that if the applicable rate described above shall be less than zero, it shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the letter agreement among the Arranger, the Administrative Agent and the Borrower Representative dated as of June 7, 2024.

“Fee Paying Assets Under Management” means fee paying assets under management as reported in the Public Company’s segment financial reporting.

“Fee Related Earnings” means (i) management fees, plus (ii) transaction and monitoring fees, net of fee credits, plus (iii) Fee Related Performance Revenues, less (iv) Fee Related Compensation, less (v) Other Operating Expenses as determined on a total reportable segment basis for the Public Company.

“Fee Related Performance Revenues” refers to the realized portion of incentive fees from certain assets under management that has an indefinite term and for which there is no immediate requirement to return invested capital to investors upon the realization of investments as determined on a total reportable segment basis for the Public Company. Fee-related performance revenues consists of performance fees (i) to be received from the Public Company’s investment funds, vehicles and accounts on a recurring basis, and (ii) that are not dependent on a realization event involving investments held by the investment fund, vehicle or account.

“Fee Related Compensation” refers to the compensation expense, excluding equity-based compensation, paid from (i) management Fees, (ii) transaction and monitoring fees, net, and (iii) Fee Related Performance Revenues as determined on a total reportable segment basis for the Public Company.

“Finance Lease Obligation” shall mean, as applied to any Person, an obligation that is required to be accounted for as a finance or capital lease (and not an operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP.  At the time any determination thereof is to be made, the amount of the liability in respect of a finance or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Fitch” means Fitch Ratings, Inc.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Relevant Rate. For the avoidance of doubt, the initial benchmark rate floor applicable to the Loans shall be 0%.

“Foreign Lender” means, with respect to any Loan, any Lender making such Loan that is organized under the laws of a jurisdiction other than the Relevant Jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Global Atlantic” means The Global Atlantic Financial Group LLC, a Bermuda limited liability company (including its successor(s)).

“Global Loan” means a Loan made in U.S. Dollars or in one or more Alternative Currencies pursuant to Section 2.01.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra‑national bodies such as the European Union or the European Central Bank).

“Guarantor” means, (i) the Public Company, (ii) any other entity (other than the Borrowers) that guarantees the 5.500% Senior Notes due 2043 or the 5.125% Senior Notes due 2044, issued, respectively, by KKR Group Finance Co. II LLC and KKR Group Finance Co. III LLC, each a Delaware limited liability company, that becomes party to this Agreement in accordance with Section 11.07, (iii) any other entity (other than the Borrowers) that guarantees the 0.764% Senior Notes due 2025 or the 1.595% Senior Notes due 2038 issued by KKR Group Finance Co. IV LLC, that becomes party to this Agreement in accordance with Section 11.07, (iv) any other entity (other than the Borrowers) that guarantees the 1.625% Senior Notes due 2029, 3.750% Senior Notes due 2029, 3.625% Senior Notes due 2050 or 3.500% Senior Notes due 2050 issued, respectively, by KKR Group Finance Co. V LLC, KKR Group Finance Co. VI LLC, KKR Group Finance Co. VII LLC and KKR Group Finance Co. VIII LLC, each a Delaware limited liability company, that becomes party to this Agreement in accordance with Section 11.07, (v) any other entity (other than the Borrowers) that guarantees the 3.250% Senior Notes due 2051 issued by KKR Group Finance Co. X LLC, (vi) any other entity (other than the Borrowers) that guarantees the 1.054% Senior Notes due 2027, 1.244% Senior Notes due 2029, 1.437% Senior Notes due 2032, 1.553% Senior Notes due 2034, 1.795% Senior Notes due 2037, 1.428% Senior Notes due 2028, 1.614% Senior Notes due 2030, 1.939% Senior Notes due 2033, 2.312% Senior Notes due 2038, 2.574% Senior Notes due 2043, 2.747% Senior Notes due 2053, 1.559% Senior Notes due 2029, 1.762% Senior Notes due 2031, 2.083% Senior Notes due 2034, 2.719% Senior Notes due 2044 or 3.008% Senior Notes due 2054 issued by KKR Group Finance Co. XI LLC and (vi) any other entity (other than the Borrowers) that guarantees the 4.850% Senior Notes due 2032 issued by KKR Group Finance Co. XII LLC.

“Guaranty” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term “Guaranty” shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas, infectious or medical wastes, and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IBA” means ICE Benchmark Administration Limited.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “Eurocurrency Rate.”

“Incremental Commitments” has the meaning assigned to such term in Section 2.21(a).

“Incremental Effective Date” has the meaning assigned to such term in Section 2.21(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guaranties by such Person of Indebtedness of others, (g) Finance Lease Obligations, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (j) all net obligations of such Person under Swap Contracts; provided that Indebtedness of the Loan Parties and their Subsidiaries shall mean outstanding Indebtedness (at par) as reported in the net cash and investments highlights section of the Public Company’s quarterly earnings release; provided further that Indebtedness shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iii) any obligations from investment financing arrangements of investment funds, investment vehicles or managed accounts or any of their respective special purpose vehicles that are not obligations of the Loan Parties or their Subsidiaries, (iv) any Indebtedness incurred by (x) KFN or its subsidiaries or (y) Global Atlantic or its subsidiaries, in each case, that are not obligations of the Loan Parties or their Subsidiaries and (v) trade and other accounts payable arising in the ordinary course of business.  The amount of Indebtedness of any person for purposes of clause (e) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such person in good faith.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means all Taxes imposed on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, other than Excluded Taxes or Other Taxes.

“Interest Election Request” means a request by the Borrower Representative to change or continue the Type of a Borrowing in accordance with Section 2.07 and in the form of Exhibit F or any other form reasonably acceptable to the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), Daily Simple SOFR Loans and Daily Simple CORRA Loans, the last day of each March, June, September and December, (b) with respect to any Term SOFR Loan or Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Borrowing or Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any SONIA Loan, SARON Loan and TONA Loan, each date that is on the numerically corresponding day in each calendar month that is three months after the Borrowing of such SONIA Loan, SARON Loan or TONA Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Term SOFR Borrowing or Eurocurrency Borrowing, the period beginning on the date of such Borrowing specified in the applicable Borrowing Request or on the date specified in the applicable Interest Election Request and ending on the numerically corresponding day in the calendar month that is one, three or, with respect to any Term SOFR Borrowing or Eurocurrency Borrowing other than a Eurocurrency Borrowing denominated in Canadian Dollars, six months thereafter (or such other period as all of the Lenders may agree), as the Borrower Representative may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“International Plan” means any “defined benefit plan” as such term is defined in Section 3(35) of ERISA, whether or not such employee benefit plan is subject to ERISA or the Code, which is sponsored, maintained, administered, contributed to, extended or arranged by any Borrower or any of its Subsidiaries under which any Borrower or any of its Subsidiaries has any liability (contingent or otherwise) and covers any current or former employee, officer, director or independent contractor of any Borrower or any of its Subsidiaries who is located exclusively outside of the United States.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the AUD Screen Rate or the EURIBOR Screen Rate, as applicable) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the AUD Screen Rate or the EURIBOR Screen Rate, as applicable (for the longest period for which the AUD Screen Rate or the EURIBOR Screen Rate, as applicable, is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the AUD Screen Rate or the EURIBOR Screen Rate, as applicable, for the shortest period (for which that the AUD Screen Rate or the EURIBOR Screen Rate, as applicable, is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment Company Act” has the meaning assigned to such term in Section 3.07.

“Issuer Documents” means with respect to any Letter of Credit, the LC Application and any other document, agreement and instrument entered into by the applicable Issuing Bank and the applicable Borrower (and/or the applicable Subsidiary) in favor of such Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means each of HSBC Bank USA, National Association, in its capacity as an issuer of Letters of Credit hereunder and/or any other Lenders to be designated by the Borrower Representative that agree to issue Letters of Credit hereunder, and in each case any of its successors in such capacity as provided in Section 2.05(f).  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.

“KFN” means KKR Financial Holdings LLC, a Delaware limited liability company (including its successor(s)).

 “KKR Group Partnership” means KKR Group Partnership L.P., a Cayman Islands exempted limited partnership.

 “KPIs” has the meaning assigned to such term in Section 2.23(a).

“LC Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant Issuing Bank.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the U.S. Dollar Equivalent of the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Joinder Agreement” means a joinder agreement in the form of Exhibit D to this Agreement or any other form reasonably acceptable to the Administrative Agent.

“Lender Parties” means the Lenders (including the Swingline Lender), the Issuing Banks and the Administrative Agent.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment or pursuant to a Lender Joinder Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and any Issuing Bank.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, including each Existing Letter of Credit.  Pursuant to Section 2.05(a), each Existing Letter of Credit shall be deemed to be a Letter of Credit for all purposes of the Loan Documents.

“Leverage Ratio” means, on any date, the ratio of Total Indebtedness on such date to Covenant EBITDA for the period of four consecutive fiscal quarters ended on such date or most recently ended on or prior to such date, as applicable.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any Finance Lease Obligations having substantially the same economic effect as any of the foregoing, but in any event not in respect of any Non-Finance Lease Obligations) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this (i) Agreement, (ii) the Lender Joinder Agreements, (iii) the Extension Amendments, (iv) the Loan Party Joinder Agreements, (v) each LC Application and each other Issuer Document and (vi) any promissory notes issued pursuant to Section 2.09(e).

“Loan Parties” means the Borrowers and the Guarantors.

“Loan Party Group Companies” means the Loan Parties and their Subsidiaries.

 “Loan Party Guaranty” means the Guaranty set forth in Article 11.

“Loan Party Joinder Agreement” means a joinder agreement in the form of Exhibit C to this Agreement or any other form reasonably acceptable to the Administrative Agent.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Material Acquisition” means any acquisition or series of related acquisitions of a Subsidiary or business unit with earnings which are included in Covenant EBITDA that involves the payment of consideration by the Public Company or any of its Subsidiaries in excess of $350,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, or financial condition of the Loan Parties taken as a whole, (b) the ability of any Loan Party to perform its obligations under the Loan Documents or (c) the validity or enforceability of the Loan Documents or the rights or remedies of any Lender Party thereunder.

“Material Disposition” means any disposition or series of related dispositions of a Subsidiary or business unit with earnings which are included in Covenant EBITDA that yields gross proceeds to the Public Company or any of its Subsidiaries in excess of $350,000,000.

“Material Indebtedness” means any Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Loan Party Group Companies in an aggregate principal amount exceeding $250,000,000; provided that in the case of any Subsidiary, Material Indebtedness shall consist solely of Indebtedness of the types described in subclauses (a) and (b) of the definition thereof.

“Material Subsidiary” means any Subsidiary which, together with its own Subsidiaries, (i) accounts for more than 10% of the consolidated assets of the Public Company as of the last day of the most recently ended fiscal quarter of the Public Company, (ii) accounts for more than 10% of the consolidated revenues of the Public Company for the most recently ended period of four consecutive fiscal quarters of the Public Company or (iii) accounts for more than 10% of Covenant EBITDA for the most recently ended period of four consecutive fiscal quarters of the Public Company.

“Maturity Date” means the fifth anniversary of the Restatement Date.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to the provisions of Title IV of ERISA, and in respect of which any ERISA Affiliate makes or is obligated to make contributions.

“New Lender” has the meaning assigned to such term in Section 2.21(b).

“New Loan” has the meaning assigned to such term in Section 2.21(b).

“Non-Finance Lease Obligations” shall mean a lease obligation that is not required to be accounted for as a finance or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP.  An operating lease shall be considered a Non-Finance Lease Obligation.

 “Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Notes” means promissory notes of the Borrowers, substantially in the form of Exhibit H hereto, evidencing the obligation of each Borrower to repay the Loans made to it, and “Note” means any one of such promissory notes issued hereunder.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including, without limitation, those acquired by assumption and Erroneous Payment Subrogation Rights), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after (or would accrue but for) the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means with respect to any Lender Party, Taxes imposed as a result of a present or former connection between such Lender Party and the jurisdiction imposing such Tax (other than connections arising from such Lender Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Currency Equivalent” means, at any time, with respect to any amount denominated in U.S. Dollars, the equivalent amount thereof in the applicable Alternative Currency, as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with U.S. Dollars.

“Other Operating Expenses” means the sum of (i) occupancy and related charges and (ii) other operating expenses as determined on a total reportable segment basis for the Public Company.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, performance, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).

“Outstanding Amount” means (i) with respect to any Class of Loans on any date, the U.S. Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Class of Loans occurring on such date; and (ii) with respect to LC Exposure on any date, the U.S. Dollar Equivalent of the aggregate outstanding amount of such LC Exposure on such date after giving effect to any drawings or reimbursements occurring on such date.

“Parent” means, with respect to any Lender, any Person Controlling such Lender.

“Participant” has the meaning assigned to such term in Section 10.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 10.04(c)(i)(C).

“Participating Member State” means each state so described in any EMU Legislation.

“Payment Recipient” has the meaning assigned to such term in Section 8.11(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Periodic Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.

“Permitted Investments” means:

(a)        direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)        investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

(c)        investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; and

(d)          money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Liens” means:

(a)          Liens on voting stock or profit participating equity interests of any Subsidiary existing at the time such entity becomes a direct or indirect Subsidiary of the Public Company or is merged into a direct or indirect Subsidiary of the Public Company (provided such Liens are not created or incurred in connection with such transaction and do not extend to any other Subsidiary),

(b)          statutory Liens, Liens for taxes or assessments or governmental liens not yet due or delinquent or which can be paid without penalty or are being contested in good faith, and

(c)          other Liens of a similar nature as those described in subclauses (a) and (b) above.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by HSBC Bank USA, National Association, as its prime rate in effect at its office located at 66 Hudson Boulevard East, New York, New York 10001; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

 “Public Company” means KKR & Co. Inc., a Delaware corporation (or its successor).

“Rating Agency” means S&P, Fitch and Moody’s.

“Reference Period” means any period of four consecutive fiscal quarters.

“Reference Time” with respect to any setting of a then-current Benchmark means (i) if such Benchmark is based on a Screen Rate, the time set forth in the applicable definition of such Screen Rate and (ii) if such Benchmark is not based on a Screen Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned to such term in Section 10.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto, (b) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto and (c) with respect to a Benchmark Replacement in respect of Loans denominated in an Alternative Currency (other than Sterling), (i) the central bank for the currency in which the Loans for such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which the Loans for such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2)

the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof with respect to such Benchmark Replacement.

“Relevant Jurisdiction” means (i) in the case of any Loan to any Domestic Borrower, the United States of America, and (ii) in the case of any Loan to any other Borrower, the jurisdiction imposing (or having the power to impose) withholding tax on payments by such Borrower under this Agreement.

“Relevant Rate” means (i) with respect to any Loan denominated in Dollars, Term SOFR, (ii) with respect to any Loan denominated in Canadian Dollars, the Term CORRA Rate, (iii) with respect to any Loan denominated in Australian Dollars, the AUD Screen Rate, (iv) with respect to any Loan denominated in Euros, the EURIBOR Screen Rate, (v) with respect to any Loan denominated in Sterling, SONIA, (vi) with respect to any Loan denominated in Yen, TONA and (vii) with respect to any Loan denominated in Swiss Francs, SARON.

“Required Lenders” means, at any time, Lenders (or, if there are two or more Lenders, at least two Lenders) having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time, exclusive in each case of the Credit Exposure and unused Commitment of any Defaulting Lender.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restatement Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Revaluation Date” means with respect to any Loan or Letter of Credit, each of the following:  (i) each date of receipt by the Administrative Agent of a Borrowing Request, or a request for the issuance of a Letter of Credit, denominated in an Alternative Currency, (ii) each date of receipt by the Administrative Agent of an Interest Election Request (or, if a Borrowing is continued pursuant to Section 2.07(e), each date by which an Interest Election Request would have been due), or a request for the amendment, renewal or extension of a Letter of Credit, denominated in an Alternative Currency and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.

“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“Sanctioned Country” means any country or territory that is subject to comprehensive countrywide or region-wide Sanctions.  As of the date of this Agreement, the following are the only “Sanctioned Countries”: the Crimea region and the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic, Cuba, Iran, North Korea and Syria.

“Sanctions” means any sanctions, prohibitions or trade embargoes imposed by any executive order of the U.S. government or by any sanctions program administered by OFAC, the U.S. State Department, the United Nations Security Council, the European Union, His Majesty’s Treasury, the Hong Kong Monetary Authority, Global Affairs Canada and any other applicable Canadian Governmental Authority having jurisdiction over sanctions or other relevant sanctions authority of a jurisdiction where any Borrower or Guarantor conducts business.

“Sanctions List” means any Sanctions-related list of designated Persons maintained by OFAC at its official website or by the U.S. State Department, the United Nations Security Council, the European

Union, His Majesty’s Treasury, the Hong Kong Monetary Authority, Global Affairs Canada and any other applicable Canadian Governmental Authority having jurisdiction over sanctions or other relevant sanctions authority of a jurisdiction where any Borrower or Guarantor conducts business.

“SARON” means, with respect to any Business Day, a rate per annum equal to the Swiss Average Rate Overnight for such Business Day published by the SARON Administrator on the SARON Administrator’s Website.

“SARON Administrator” means the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).

“SARON Administrator’s Website” means SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“SARON Interest Day” has the meaning assigned to such term in the definition of “Daily Simple SARON”.

“SARON Rate” when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, which are bearing interest at a rate determined by reference to Daily Simple SARON.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Screen Rates” means, collectively, the AUD Screen Rate and the EURIBOR Screen Rate.

 “SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Determination Date” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.

“SOFR Rate Date” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the website of the SONIA Administrator, currently at http://www.bankofengland.co.uk (or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time).

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Interest Day” has the meaning assigned to such term in the definition of “Daily Simple SONIA”.

“SONIA Rate” when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, which are bearing interest at a rate determined by reference to Daily Simple SONIA.

“Specified Cash Management Account” means an internally managed account investing in high-grade, short-duration cash management strategies used by the Credit Group to generate additional yield on its excess liquidity.

“Specified Existing Commitment” has the meaning assigned to such term in Section 2.22(a)(i).

“Spot Rate” means, on any day, for any currency, the spot rate quoted by HSBC Bank USA, National Association, in New York at approximately 11:00 a.m. for the purchase of such currency with another currency for delivery two Business Days later.

“SPTs” has the meaning assigned to such term in Section 2.23(a).

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person at any date, (a) any corporation more than 50% of whose equity interests of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time equity interests of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through subsidiaries, or (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through subsidiaries has more than a 50% equity interest (of either economic interests or ordinary voting power, as applicable) at the time.

“Subsidiary” means subsidiary of the Public Company that is or would be consolidated with the Public Company in the preparation of segment information included in the notes to the consolidated financial statements of the Public Company prepared in accordance with GAAP; provided that a Subsidiary shall not include (a) any investment funds, investment vehicles or separately managed accounts, (b) any portfolio company or portfolio investment of any such fund, investment vehicle or separately managed account (or any entity Controlled by a portfolio company or portfolio investment), (c) KFN and its subsidiaries, (d) Global Atlantic and its subsidiaries and (e) CLOs or other principal investments managed, Controlled or held as investments by the Public Company or its Subsidiaries; provided, further that with respect to Section 3.11 only, clauses (c) and (d) of the preceding proviso shall be included in the definition of Subsidiary.

“Substantially All Merger” means a merger or consolidation of one or more Loan Parties with or into another Person that would, in one or a series of related transactions, result in the transfer or other disposition, directly or indirectly, of all or substantially all of the combined assets of the Loan Parties taken as a whole to a Person that is not within the Loan Parties immediately prior to such transaction.

“Substantially All Reorganization” means any liquidation, dissolution, change in jurisdiction, conversion of organizational form or any other reorganization transaction, in one or a series of related transactions, that results in all or substantially all of the combined assets of the Loan Parties taken as a whole to a Person that is not within the Loan Parties immediately prior to such transaction.

“Substantially All Sale” means a sale, assignment, transfer, lease or conveyance to any other Person, in one or a series of related transactions, directly or indirectly, of all or substantially all of the combined assets of the Loan Parties taken as a whole to a Person that is not within the Loan Parties immediately prior to such transaction.

“Sustainability Agent” means, as of the Restatement Date, HSBC Securities (USA) Inc. in its capacity as Sustainability Agent under this Agreement.

“Sustainability-Linked Adjustments” has the meaning assigned to such term in Section 2.23(a).

“Sustainability Linked Loan Principles” means the Sustainability Linked Loan Principles published by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications and Trading Association, as updated through April 20, 2023, or, if agreed by the Company and the Sustainability Agent, as further amended, revised or updated from time to time.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means HSBC Bank USA, National Association, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swiss Francs” means the lawful currency of the Swiss Confederation.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term CORRA” means the forward-looking term rate based on CORRA, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) that is two (2) Business Days prior to the commencement of the applicable Interest Period with a term equivalent to such Interest Period, plus the Applicable CORRA Adjustment for such Interest Period. If Term CORRA shall be less than zero, Term CORRA shall be deemed to be zero for purposes of this Agreement.

“Term SOFR” means,

(a)         for any calculation with respect to a SOFR Loan, the sum of (i) the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day and (ii) the Applicable SOFR Adjustment for such Interest Period, and

(b)         for any calculation with respect to an ABR Loan on any day, the sum of (i) the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day and (ii) the Applicable SOFR Adjustment for a 1-month Interest Period;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than zero, then Term SOFR shall be deemed to be zero.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“TONA” means, with respect to any Business Day, a rate per annum equal to the Tokyo Overnight Average Rate for such Business Day published by the TONA Administrator on the TONA Administrator’s Website.

“TONA Administrator” means the Bank of Japan (or any successor administrator of the Tokyo Overnight Average Rate).

“TONA Administrator’s Website” means the Bank of Japan’s website, currently at http://www.boj.or.jp, or any successor source for the Tokyo Overnight Average Rate identified as such by the TONA Administrator from time to time.

“TONA Interest Day” has the meaning assigned to such term in the definition of “Daily Simple TONA”.

“TONA Rate” when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, which are bearing interest at a rate determined by reference to Daily Simple TONA.

“Total Indebtedness” means, on any date, the total amount of Indebtedness of the Public Company and its Subsidiaries of the types described in clauses (a), (b), (f) (to the extent the underlying Indebtedness is of the types otherwise enumerated in this definition of Total Indebtedness), (g), (h) and (i) (to the extent of drawings thereunder) of the definition thereof and, in each case, excluding intercompany Indebtedness among the Public Company and its consolidated Subsidiaries (including amongst Subsidiaries); minus unrestricted Cash and Cash Equivalents of the Public Company and its Subsidiaries.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder (including each Existing Letter of Credit deemed to be a Letter of Credit pursuant to Section 2.05(a)).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR, Daily Simple SOFR, Daily Simple CORRA, Eurocurrency Rate, SONIA Rate, SARON Rate, TONA Rate or the Alternate Base Rate.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in U.S. Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of U.S. Dollars with such Alternative Currency.

“U.S. Dollars”, “Dollars” and “$” mean the lawful currency of the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub.L.107-56, signed into law October 26, 2001, as amended.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” means the lawful currency of Japan.

“Yield Compensation” means (i) realized investment income compensation multiplied by (ii) the ratio of (a) interest income and dividends divided by (b) the sum of (x) interest income and dividends plus (y) net realized gains (losses) as determined on a total reportable segment basis for the Public Company.

“Yield EBITDA” means (i) gross interest income and dividends less (ii) Yield Compensation as determined on a total reportable segment basis for the Public Company.

Section 1.02.   Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Global Loan”) or by Type (e.g., a “Eurocurrency Loan” or “Term SOFR Loan”) or by Class and Type (e.g., a “Eurocurrency Global Loan” or “Term SOFR Global Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Global Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing” or “Term SOFR Borrowing”) or by Class and Type (e.g., a “Eurocurrency Global Borrowing” or “Term SOFR Global Borrowing”).

Section 1.03.   Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word

“shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns,(c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04.   Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, with such adjustments thereto as are reflected in and consistent with the financial statements referred to in Section 3.04(a), but in any event without giving effect to principles of consolidation; provided that, if the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.05.     Exchange Rates; Currency Equivalents.  (a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating U.S. Dollar Equivalent amounts of Borrowings and Outstanding Amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.

(b)         Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan an amount, such as a required minimum or multiple amount, is expressed in U.S. Dollars, but such Borrowing or Loan is denominated in an Alternative Currency, such amount shall be the relevant Other Currency Equivalent of such U.S. Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

Section 1.06.    Additional Alternative Currencies. (a) The Borrower Representative may from time to time request that Loans be made or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than U.S. Dollars) that is readily available and freely transferable and convertible into U.S. Dollars.  Any such request shall be subject to the approval of the Administrative Agent, the applicable Issuing Banks and the Lenders.

(b)         Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten Business Days prior to the date of the desired Borrowing (or such other time or date as may be agreed by the Administrative Agent, in its sole discretion).  In the case of any such request, the Administrative Agent shall promptly notify each Issuing Bank and each Lender thereof.  Each Issuing Bank and each Lender shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request, whether it consents, in its sole discretion, to the making of Loans or issuance of Letters of Credit in such requested currency.

(c)         Any failure by an Issuing Bank or a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Issuing Bank or such Lender to permit Loans to be made or Letters of Credit to be issued in such requested currency.  If the Administrative Agent, the applicable Issuing Banks and all the Lenders consent to making Loans or issuing Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower Representative and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section, the Administrative Agent shall promptly so notify the Borrower Representative.

Section 1.07.    Change of Currency.  (a) Each obligation of any Borrower to make a payment denominated in the national currency unit of any Participating Member State that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such Participating Member State, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such Participating Member State adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such Participating Member State is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)         Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent, acting at the direction of the Required Lenders, and the Borrower Representative may from time to time agree to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)         Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent, acting at the direction of the Required Lenders, and the Borrower Representative may from time to time agree to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.08.     Interest Rates.  The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurocurrency Rate”, “Term SOFR”, “Term SOFR Reference Rate”, “Daily Simple SOFR”, “Alternate Base Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.13, will be similar to, or produce the same value or economic equivalence of, the Eurocurrency Rate, “Term SOFR”, “Term SOFR Reference Rate”, “Daily Simple SOFR”, “Alternate Base Rate” or have the same volume or liquidity as did the London interbank offered rate or such other rate prior to its discontinuance or unavailability.

Section 1.09.      Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

ARTICLE 2
The Credits

Section 2.01.     Commitments.  Subject to the terms and conditions set forth herein, each Lender, severally and not jointly, agrees to make Global Loans to the Borrowers in U.S. Dollars or in one or more Alternative Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s Commitment, or (ii) the sum of the total Credit Exposures exceeding the total Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Global Loans.

Section 2.02.     Loans and Borrowings.  (a) Each Global Loan shall be made as part of a Borrowing consisting of Global Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)        Subject to Section 2.13, each Global Borrowing shall be comprised entirely of ABR Loans, Term SOFR Loans, Daily Simple SOFR Loans, Daily Simple CORRA Loans, Eurocurrency Loans, SONIA Loans, SARON Loans or TONA Loans as the Borrower Representative may request in accordance herewith.  All ABR Loans shall be denominated in U.S. Dollars.  All Daily Simple CORRA Loans shall be denominated in Canadian Dollars.  Eurocurrency Loans may be denominated in an Alternative Currency.  All Term SOFR Loans and Daily Simple SOFR Loans shall be denominated in U.S. Dollars.  All SONIA Loans shall be denominated in Sterling.  All SARON Loans shall be denominated in Swiss Francs. All TONA Loans shall be denominated in Yen. Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)          At the commencement of each Interest Period for any Term SOFR Borrowing or Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  At the time that each ABR Borrowing, Daily Simple SOFR Borrowing, Daily Simple CORRA Borrowing, SONIA Borrowing, SARON Borrowing and TONA Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).  Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than total of ten Eurocurrency Borrowings and Term SOFR Borrowings outstanding.

(d)          Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03.  Requests for Borrowings .  To request a Borrowing, the Borrower Representative shall notify the Administrative Agent of such request in the form of a Borrowing Request signed by the Borrower Representative not later than 11:00 a.m., New York City time, (a) in the case of a Term SOFR Borrowing, three Business Days before the date of the proposed Borrowing, (b) in the case of an Eurocurrency Borrowing denominated in an Alternative Currency, four Business Days before the date of the proposed Borrowing, (c) in the case of a SONIA Borrowing denominated in Sterling, five Business Days before the date of the proposed Borrowing, (d) in the case of a SARON Borrowing denominated in Swiss Francs, five Business Days before the date of the proposed Borrowing, (e) in the case of a TONA Borrowing denominated in Yen, five Business Days before the date of the proposed Borrowing, (f) in the case of an ABR Borrowing, on the date of the proposed Borrowing or (g) in the case of a Daily Simple SOFR Borrowing or Daily Simple CORRA Borrowing, five Business Days before the date of the proposed Borrowing.  Each such Borrowing Request shall be irrevocable.  Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)           the name of the Borrower;

(ii)          the aggregate amount of the requested Borrowing;

(iii)         the date of such Borrowing, which shall be a Business Day;

(iv)       whether such Borrowing is to be an ABR Borrowing, a Term SOFR Borrowing (or if a Benchmark Replacement with respect thereto has occurred or if applicable pursuant to Section 2.13(a)(i)(C), a Daily Simple SOFR Borrowing), a Eurocurrency Borrowing (or in the case of a Borrowing denominated in Canadian Dollars, if a Benchmark Replacement with respect thereto has occurred or if applicable pursuant to Section 2.13(a)(i)(C), a Daily Simple CORRA Borrowing), a SONIA Borrowing, a SARON Borrowing or a TONA Borrowing;

(v)          in the case of a Term SOFR Borrowing or Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of “Interest Period”;

(vi)         the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(vii)        in the case of a Eurocurrency Borrowing, the currency of such Borrowing.

Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.03, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to (x) the Term SOFR Rate, a Daily Simple SOFR Loan or (y) Term CORRA, a Daily Simple CORRA Loan, in each case which shall only apply to the extent provided in Section 2.13.

Section 2.04.    Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or (ii) the sum of the total Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b)         To request a Swingline Loan, the Borrower Representative shall notify the Administrative Agent of such request by in the form of a Borrowing Request signed by the Borrower Representative, not later than 11:00 a.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received by it.  The Swingline Lender shall make each Swingline Loan available by means of a credit to the general deposit account of the applicable Borrower with the Swingline Lender or disbursement to such other account of the applicable Borrower as the Borrower Representative may specify in its Borrowing Request (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) on the requested date of such Swingline Loan.

(c)         The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall promptly notify the Borrower Representative of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrowers in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to any Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

Section 2.05.   Letters of Credit .  (a) General.  Subject to the terms and conditions set forth herein (including without limitation the conditions set forth in Section 4.02), the Borrower Representative may request the issuance of Letters of Credit for the account of the Borrowers (to support obligations of any Borrower or its Subsidiaries), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, from time to time during the Availability Period.  All Letters of Credit shall be denominated in U.S. Dollars or an Alternative Currency.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower Representative to, or entered into by any Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding the foregoing, each Existing Letter of Credit shall be deemed to be a Letter of Credit under this Agreement and for all purposes of the Loan Documents.

(b)         Notice of Issuance, Amendment, Renewal or Extension; Certain Conditions.  (i) To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (at least five Business Days (or such shorter period of time as may be agreed by the Administrative Agent and such Issuing Bank) in advance of the requested date of issuance, amendment, renewal or extension) a notice (which shall include wording agreed with such Issuing Bank) requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the name of the account party (which may, at the option of the Borrower Representative, list any Loan Party or one or more Subsidiaries of any Borrower; provided that the listing of such Guarantor or Subsidiaries shall not create any obligations of such entity under this Agreement and the Borrowers shall remain at all times responsible for the obligations and agreements under the Loan Documents with respect to all Letters of Credit), the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.05(c)), the amount of such Letter of Credit, the currency of denomination, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by an Issuing Bank, the Borrower Representative also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower Representative shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (x) the LC Exposure shall not exceed $250,000,000 and (y) the sum of the total Credit Exposures shall not exceed the total Commitments.

(ii)         Promptly after receipt of a notice requesting the issuance, amendment, renewal or extension of a Letter of Credit, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such notice from the Borrower Representative and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof.  Upon receipt by such Issuing Bank of confirmation from the Administrative Agent that the requested issuance, amendment, renewal or extension is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrowers or enter into the applicable amendment, renewal or extension, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices.

(c)         Expiration Date.  Each Letter of Credit shall expire at or before the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that any Letter of

Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) below) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)         Participations.  Effective on the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  Pursuant to such participations, each Lender hereby absolutely and unconditionally agrees to pay in U.S. Dollars to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in Section 2.05(e), or of any reimbursement payment required to be refunded to the Borrowers for any reason.  Each Lender’s obligation to acquire participations and make payments pursuant to this subsection is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)        Reimbursement.  If any Issuing Bank makes any LC Disbursement in respect of a Letter of Credit, it shall promptly notify the Borrower Representative and the Administrative Agent and the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the next Business Day of such notice; provided that the Borrower Representative may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan.  If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Lender and the Issuing Bank of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as is provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to such payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f)        Obligations Absolute.  The Borrowers’ obligation to reimburse LC Disbursements as provided in Section 2.05(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder.  None of the Lender Parties and their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of (x) any of the circumstances referred to in the preceding sentence or (y) the failure of any Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Sanctions or any act or omission of any Governmental Authority), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not excuse any Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of such Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents do not strictly comply with the terms of such Letter of Credit.

(g)         Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower Representative by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement pursuant thereto; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)          Interim Interest.  Unless the Borrowers reimburse an LC Disbursement in full on the date an LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the day on which such LC Disbursement is made to but excluding the day on which the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to Section 2.05(e), then Section 2.12(c) and Section 2.12(d) shall apply.  Interest accrued pursuant to this subsection shall be for the account of the applicable Issuing Bank, except that a pro rata share of interest accrued on and after the day that any Lender makes a payment pursuant to Section 2.05(e) shall be for the account of such Lender.

(i)          Issuing Banks.  Any Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement.  At the time any such replacement becomes effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b).  On and after the effective date of any such replacement, (A) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (B) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After an Issuing Bank is replaced, it will remain a party hereto and shall continue to have all the rights and obligations of an Issuing

Bank under this Agreement with respect to Letters of Credit issued by it before such replacement, but shall not be required to issue additional Letters of Credit.

(j)          Cash Collateralization.  If an Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this subsection, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 101% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to a Borrower described in clause (h) or (i) of Article 7.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  The Administrative Agent shall invest and reinvest funds held by it on deposit in one or more Permitted Investments in accordance with the written instructions of the Required Lenders; provided that, in the absence of such written instructions, all funds shall remain uninvested on deposit in a non-interest bearing account in the commercial department of HSBC Bank USA, N.A.  Investment instructions, which may be standing instructions, must be received by the Administrative Agent by 11:00 a.m. New York City time on the Business Day when such funds are to be invested.  Instructions received after 11:00 a.m. New York City time will be treated as if received on the following Business Day.  The Administrative Agent shall have no obligation to invest or reinvest any funds deposited with or received by the Administrative Agent after 11:00 a.m. New York City time on such day of deposit. Other than any interest earned on the investment of such deposits, which investments shall be made pursuant to the preceding sentence and at the Borrowers’ risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse any Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing more than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement.  If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default (including such Event of Default) have been cured or waived.

(k)          Applicability of ISP 98.  Unless otherwise agreed by the Borrower Representative and the applicable Issuing Bank, each Borrower agrees that any Issuing Bank may issue Letters of Credit hereunder subject to the International Standby Practices 1998, ICC Publication No. 590 or, at such Issuing Bank’s option, such later revision thereof in effect at the time of issuance of any such Letter of Credit (“ISP 98”).  Any Issuing Bank’s privileges, rights and remedies under such ISP 98 shall be in addition to, and not in limitation of, its privileges, rights and remedies expressly provided for herein.

(l)          Independence.  Each Borrower acknowledges that the rights and obligations of each Issuing Bank under each Letter of Credit is independent of the existence, performance or nonperformance of any contract or arrangement underlying such Letter of Credit, including contracts or arrangements between any Issuing Bank and any Borrower and between such Borrower and the beneficiary.

Section 2.06.     Funding of Borrowings.  (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time (in the case of fundings to an account in New York City), or 12:00 noon, local time (in the case of fundings to an account in another jurisdiction), in each case to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that (x) ABR Loans shall be made available by 2:00 p.m. New York City or local time, as the case may be, and (y) Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such funds available to the Borrowers by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower maintained in New York City or London or in the financial center of the country of the currency of such Loans and designated by the Borrower Representative in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank

(b)         Unless the Administrative Agent receives notice from a Lender before the proposed date of any Borrowing that such Lender will not make its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance on such assumption, make available to the Borrowers a corresponding amount in the required currency.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, if such Borrowing is denominated in U.S. Dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and if such Borrowing is denominated in an Alternative Currency, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds in the relevant currency (which determination shall be conclusive absent manifest error), or (ii) in the case of the Borrowers, the interest rate applicable to such Borrowing (provided that in the case of a Borrowing denominated in U.S. Dollars, the interest rate applicable to ABR Loans).  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07.    Interest Elections.  (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term SOFR Borrowing or Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing or Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  Notwithstanding the foregoing, the Borrower Representative may not (i) elect to convert the currency in which any Loans are denominated, (ii) elect an Interest Period for Term SOFR Loans or Eurocurrency Loans that does not comply with Section 2.02(d), (iii) elect to convert any ABR Loans to Term SOFR Loans or Eurocurrency Loans that would result in the number of Term SOFR Borrowings or Eurocurrency Borrowings exceeding the maximum number of Term SOFR Borrowings or Eurocurrency Borrowings permitted under Section 2.02(c), or (iv) elect an Interest Period for Term SOFR Loans or Eurocurrency Loans unless the aggregate outstanding principal amount of Term SOFR Loans and Eurocurrency Loans (including any Term SOFR Loans or Eurocurrency Loans, as applicable, in the same currency made on the date that such Interest Period is to begin) to which such Interest Period will apply complies with the requirements as to minimum principal amount set forth in Section 2.02(c).  This Section shall not apply to Swingline Loan Borrowings, which may not be converted or continued

(b)         To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election in the form of an Interest Election Request signed by the Borrower Representative by the time that a Borrowing Request would be required under Section 2.03 if the Borrower Representative were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election; provided that in the case of a conversion of Term SOFR Loans or Eurocurrency Loans to ABR Loans, notice of such election must be delivered not later than 11:00 a.m., New York City time, three Business Days before the end of the current Interest Period for such Term SOFR Loans or Eurocurrency Loans.  Each such Interest Election Request shall be irrevocable.

(c)          Each Interest Election Request shall specify the following information in compliance with Section 2.02 and Section 2.07(e):

(i)        the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)         the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)       whether the resulting Borrowing is to be an ABR Borrowing, a Term SOFR Borrowing (or if a Benchmark Replacement with respect thereto has occurred, a Daily Simple SOFR Borrowing), a Eurocurrency Borrowing, a Daily Simple CORRA Borrowing, a SONIA Borrowing, a SARON Borrowing or a TONA Borrowing; and

(iv)       if the resulting Borrowing is to be a Term SOFR Borrowing or Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”.

If an Interest Election Request requests a Term SOFR Borrowing or Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower Representative shall be deemed to have selected an Interest Period of one month’s duration.

(d)          Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)          If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing or Eurocurrency Borrowing before the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Term SOFR Loan or Eurocurrency Loan having an Interest Period of one month.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing, no outstanding ABR Borrowing may be converted to a Term SOFR Borrowing or Eurocurrency Borrowing.

Section 2.08.   Termination and Reduction of Commitments.  (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)         The Borrowers may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Credit Exposures would exceed the total Commitments.

(c)         The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days before the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments may state that such termination or reduction is conditioned upon the effectiveness of a refinancing or other events, in which case such notice may be revoked (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent and will be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.09.    Repayment of Loans; Evidence of Debt .  (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Global Loan on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Global Borrowing is made, the Borrowers shall repay all Swingline Loans then outstanding.

(b)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)          The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the currency, Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)         The entries made in the accounts maintained pursuant to Section 2.09(b) or 2.09(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that any failure by any Lender or the Administrative Agent to maintain such accounts or any error therein shall not affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)         Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, each Borrower shall prepare, execute and deliver promptly to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit H.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10.     Prepayment of Loans; Collateralization of LC Exposure.  (a) Each Borrower shall have the right at any time to prepay any Borrowing in whole or in part, subject to the provisions of this Section.

(b)          If the Administrative Agent notifies the Borrower Representative at any time that the aggregate Outstanding Amount of all Credit Exposure at such time exceeds an amount equal to 105% of the Commitments then in effect, then, within seven Business Days after receipt of such notice, the Borrowers shall prepay Loans or cash collateralize LC Exposure in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Commitments then in effect.  The Administrative Agent may, at any time and from time to time after the initial deposit of such cash collateral, request that additional cash collateral be provided in order to protect against the results of further exchange rate fluctuations.

(c)         The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Term SOFR Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of a Eurocurrency Borrowing denominated in an Alternative Currency, not later than 11:00 a.m., New York City time, three Business Days before the date of payment, (iii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment, (iv) in the case of prepayment of a SONIA Borrowing denominated in Sterling, not later than 11:00 a.m., New York City time, five Business Days before the date of prepayment, (v) in the case of prepayment of a SARON Borrowing denominated in Swiss Francs, not later than 11:00 a.m., New York City time, five Business Days before the date of prepayment, (vi) in the case of prepayment of a TONA Borrowing denominated in Yen, not later than 11:00 a.m., New York City time, five Business Days before the date of prepayment, (vii) in the case of prepayment of a Daily Simple SOFR Borrowing or Daily Simple CORRA Borrowing, not later than 11:00 a.m., New York City time, five Business Days before the date of prepayment or (viii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that such notice may state that the prepayment is conditioned upon the effectiveness of a refinancing or other events, in which case such notice may be revoked (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

Section 2.11.    Fees.  (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Restatement Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Credit Exposure.  Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand.  All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)         The Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term SOFR Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Restatement Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to each Issuing Bank pursuant to this subsection shall be payable within 30 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing by the Borrower Representative and the Administrative Agent.

(d)          All fees payable hereunder shall be paid on the dates due, in immediately available funds in U.S. Dollars, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

Section 2.12.    Interest.  (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)         The Loans comprising each (i) Eurocurrency Borrowing shall bear interest at the Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, (ii) SONIA Borrowing shall bear interest at Daily Simple SONIA in effect for such Borrowing plus the Applicable Rate plus the Applicable SONIA Adjustment, (iii) SARON Borrowing shall bear interest at Daily Simple SARON in effect for such Borrowing plus the Applicable Rate plus the Applicable SARON Adjustment, (iv) TONA Borrowing shall bear interest at Daily Simple TONA in effect for such Borrowing plus the Applicable Rate plus the Applicable TONA Adjustment, (v) Term SOFR Borrowing shall bear interest at the Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate, (vi) Daily Simple SOFR Borrowing shall bear interest at the Daily Simple SOFR plus the Applicable Rate and (vii) Daily Simple CORRA Borrowing shall bear interest at the Daily Simple CORRA plus the Applicable Rate.

(c)          Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding subsections of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans.

(d)         Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to Section 2.12(c) shall be payable on demand, (ii) upon any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) upon any conversion of any Term SOFR Loan or Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)          All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing shall be computed in accordance with such market practice, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Term SOFR, Daily Simple SOFR, Daily Simple CORRA, Eurocurrency Rate, SONIA Rate, SARON Rate or TONA Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)           In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.  The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.13.     Effect of Benchmark Transition Event.

(a)          Benchmark Replacement.

(i)            Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Contract shall be deemed not to be a “Loan Document” for purposes of this Section 2.13):

(A)          Benchmark Replacement (Dollars).  If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred to any setting of the then-current Benchmark applicable to Loans denominated in Dollars, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business

Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.  If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(B)          Benchmark Replacement (Alternative Currencies).   If a Benchmark Transition Event occurs after the date hereof with respect to any then-current Benchmark and a Benchmark Replacement is determined in accordance with clause (b) of “Benchmark Replacement”, then such Benchmark Replacement will replace the relevant then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided by the Administrative Agent to the Lenders and the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple CORRA, all interest payments will be payable on a quarterly basis.

(C)          Prior to Benchmark Replacement.  At any time that the administrator of a then-current Benchmark has permanently or indefinitely ceased to provide a Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, the Borrower may revoke any request for a Term SOFR Borrowing, Eurocurrency Borrowing, SARON Borrowing, SONIA Borrowing or TONA Borrowing, as applicable, of, conversion to or continuation of Term SOFR Loans, Eurocurrency Loans, SARON Loans, SONIA Loans or TONA Loans, as applicable, to be made, converted or continued that would bear interest by reference to such Benchmark and, failing that, either (i) the Borrower will be deemed to have converted any such request for a Term SOFR Borrowing denominated in Dollars into a request for a Borrowing of or conversion to Daily Simple SOFR Loans, or if Daily Simple SOFR is not available, ABR Loans or (ii) any Eurocurrency Borrowing, SARON Borrowing, SONIA Borrowing or TONA Borrowing, as applicable, denominated in an Alternative Currency shall be ineffective.  During the period referenced in the foregoing sentence, the component of ABR based upon the applicable then-current Benchmark will not be used in any determination of ABR.  Furthermore, if any Term SOFR Loan, Eurocurrency Loan, SARON Loan, SONIA Loan or TONA Loan, as applicable, is outstanding on the date of the Borrower’s receipt of a notice from the Administrative Agent with respect to a then-current Benchmark applicable to such Term SOFR Loan, Eurocurrency Loan, SARON Loan, SONIA Loan or TONA Loan, as applicable, then until such time as a Benchmark Replacement for such then-current Benchmark is implemented pursuant to this Section 2.13, (i) if such Loan is a Term SOFR Loan, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, a Daily Simple SOFR Loan, or if Daily Simple SOFR is not available, an ABR Loan, in each case, denominated in Dollars on such day, (ii) if such Loan is denominated in Canadian Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, a Daily Simple CORRA Loan or (iii) if such Eurocurrency Loan, SARON Loan, SONIA Loan or TONA Loan, as applicable, is denominated in an Alternative Currency (other than Canadian Dollars), then such Loan shall, on the last day of the Interest Period or on the Interest Payment Date, as applicable, applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Eurocurrency Loan, such Eurocurrency Loan, SARON Loan, SONIA Loan or TONA Loan, as applicable, shall be deemed to be a Term SOFR Loan and shall accrue interest at the same interest rate applicable to Term SOFR Loans at such time.

(b)        Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document (other than as provided in the definition of Benchmark Replacement Conforming Changes).

(c)          Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly (and in any event within five (5) Business Days) notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii)  the effectiveness of any Benchmark Replacement Conforming Changes, and (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below.  Any determination,  decision or election that may be made by the Administrative Agent or, if applicable, the Borrower or any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

(d)         Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if a then-current Benchmark is a term rate (including Term SOFR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for such Benchmark (including Benchmark Replacement) settings.

Section 2.14.      Increased Costs.  (a) If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any reserve requirement contemplated by Section 2.14(e)) or Issuing Bank;

(ii)         subject any Lender Party to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Taxes) with respect to Loans made by such Lender or any Letter of Credit or participation therein (including on its deposits, reserves, other liabilities or capital attributable thereto); or

(iii)         impose on any Lender or such Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting to or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate it for such additional costs incurred or reduction suffered, but only to the extent such Lender or such Issuing Bank is imposing such charges on borrowers (similarly situated to the Borrowers hereunder) under comparable syndicated credit facilities.

(b)         If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered, but only to the extent such Lender or such Issuing Bank is imposing such charges on borrowers (similarly situated to the Borrowers hereunder) under comparable syndicated credit facilities.

(c)        A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 2.14(a) or 2.14(b) shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)        Failure or delay by any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or such Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days before the date that such Lender or any Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased cost or reduction and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased cost or reduction is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)         The Borrowers shall pay to each Lender,(i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Term SOFR Loans or Eurocurrency Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower Representative shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 30 days from receipt of such notice.

(f)          Except in the case of Section 2.14(a)(ii), this Section 2.14 shall not apply to matters covered by Section 2.16 relating to Taxes, including any Excluded Taxes.

Section 2.15.    Break Funding Payments.  In the event of (a) the payment of any principal of any Term SOFR Loan or Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term SOFR Loan or Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term SOFR Loan or Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(c) and is revoked in accordance therewith) or (d) the assignment of any Term SOFR Loan or Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.18, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense directly attributable to such event.  Such loss, cost and expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Term SOFR or Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the relevant market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.16.    Taxes.  (a) Any and all payments by or on account of any obligation of any Loan Party under the Loan Documents shall be made free and clear of and without deduction or withholding for any Taxes; provided that if a Loan Party shall be required by applicable law to deduct or withhold any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes or Other Taxes the sum payable by such Loan Party shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) each Lender Party receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Loan Party shall make such deductions and withholdings and (iii) such Loan Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)         Without limiting the provisions of subsection (a) above, each Loan Party shall, jointly and severally, indemnify each Lender Party, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under the Loan Documents (including amounts payable under this Section) or Other Taxes (together with any penalties, interest and reasonable expenses) payable or paid by such Lender Party or required to be withheld or deducted from a payment to such Lender Party, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender Party on its own behalf, or by the Administrative Agent on behalf of a Lender Party, shall be conclusive absent manifest error.

(c)          As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)              (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax (including FATCA) under the law of a Relevant Jurisdiction, or any treaty to which such jurisdiction is a party, or under any law or treaty of any other jurisdiction in which payments may be made by a Borrower pursuant to this Agreement, with respect to payments under this Agreement, shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower Representative as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender shall promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction.  Notwithstanding anything to the contrary herein, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii) and (iii) of this Section 2.16(d)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

   (ii)  If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for the purposes of this Section 2.16(d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)             any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)               any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1)          in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)          executed copies of IRS Form W-8ECI;

(3)          in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code related to any Borrower (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)          to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner.

(e)         If a Lender Party determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section that in the good faith judgment of such Lender Party is allocable to such indemnity or additional amounts and is not subject to return, reassessment or other repayment, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of such Lender Party’s out-of-pocket expenses and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of such Lender Party, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender Party in the event such Lender Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will a Lender Party be required to pay any amount to a Loan Party pursuant to this paragraph (e) the payment of which would place the Lender Party in a less favorable net after-tax position than the Lender Party would have been in if the Tax giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section shall not be construed to require any Lender Party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

(f)         Each Lender shall severally indemnify the Administrative Agent for any Taxes, including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Taxes and without limiting the obligation, if any, of the Loan Parties to do so), in each case attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document, whether or not such Taxes were correctly or legally imposed or asserted, and any reasonable expenses arising therefrom or with respect thereto.  This indemnification shall be made within 15 days from the date the Administrative Agent makes demand therefor.

(g)          For purposes of this Section 2.16, the term “applicable law” includes FATCA.

Section 2.17.    Payments Generally; Pro Rata Treatment; Sharing of Set‑offs. (a) Each Borrower shall make each payment required to be made by it under the Loan Documents (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) before the time expressly required under the relevant Loan Document for such payment (or, if no such time is expressly required, before 12:00 noon, local time at the place of payment), on the date when due, in immediately available funds, without set off or counterclaim.  Any amount received after such time on any day may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to such account of the Administrative Agent as the Administrative Agent shall specify by notice to the Borrower Representative, except payments to be made directly to any Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, if such payment accrues interest, interest thereon shall be payable for the period of such extension.  All payments hereunder of principal and interest in respect of any Loan (or of any breakage indemnity or payment under Section 2.15 in respect of any Loan) shall be made in the currency of such Loan; all other payments under each Loan Document shall be made in U.S. Dollars.

(b)         If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay ratably any unpaid fees, costs and expenses of the Administrative Agent, (ii) second, to pay interest and fees then due hereunder, ratably among the other Lender Parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)         If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Global Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Global Loans or participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other applicable Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Global Loans, LC Disbursements or Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Global Loans and participations in LC Disbursements and Swingline Loans; provided that (x) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (y) the provisions of this subsection shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)         Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of one or more Lender Parties hereunder that such payment will not be made, the Administrative Agent may assume that such payment has been made on such date in accordance herewith and may, in reliance upon such assumption, distribute to each relevant Lender Party the amount due.  In such event, if such payment has not in fact been made, then each of Lender Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender Party with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at, if such payment is denominated in U.S. Dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and, if such payment is denominated in an Alternative Currency, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds in the relevant currency (which determination shall be conclusive absent manifest error).

(e)         If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d), 2.05(e), 2.06(b), 2.17(d) or 10.03(b), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18.    Mitigation Obligations; Replacement of Lenders.  (a) If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, or if any Lender becomes a Defaulting Lender, or if a Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and has been approved by the Required Lenders, then the Borrower Representative may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) to the extent required under Section 10.04, the Borrower Representative shall have received the prior written consent of the Administrative Agent and the Issuing Banks, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a material reduction in such compensation or payments.  A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower Representative to require such assignment cease to apply.  At any time prior to the effectiveness of such assignment, the Borrower Representative, in its sole discretion, may revoke the notice requiring such assignment. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment executed by the Borrower Representative, the Administrative Agent and the assignee and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

Section 2.19.     [Reserved].

Section 2.20.     Defaulting Lenders.  If any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b)         the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification permitted to be effected by the Required Lenders pursuant to Section 10.02);

(c)          if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)          so long as no Event of Default has occurred and is continuing, the Swingline Exposure and LC Exposure of such Defaulting Lender shall be automatically reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii)          if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within three Business Days following notice by the Administrative Agent (a) first prepay such Swingline Exposure and (b) either (x) procure the reduction or termination of the Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) or (y) if requested in writing by the applicable Issuing Bank, cash collateralize for the benefit of such Issuing Bank only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii)        if the Borrowers cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)        to the extent that the LC Exposures of the non-Defaulting Lenders are adjusted pursuant to clause (i) above, then the letter of credit fees payable to the Lenders pursuant to Section 2.11(b) shall to the same extent be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)         if all or any portion of such Defaulting Lender’s LC Exposure is not reallocated, reduced, terminated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to such Issuing Bank until and to the extent that such LC Exposure is reallocated, reduced, terminated and/or cash collateralized; and

(d)         so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure after giving effect thereto will be 100% covered by the Commitments of the non-Defaulting Lenders and/or prepaid, reduced, terminated and/or cash collateralized to the extent requested by the applicable Issuing Bank in accordance with Section 2.20(c), and participating interests in any newly made Swingline Loan or newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) with respect to any Lender, a Bankruptcy Event or a Bail-In Action with respect to any Person as to which such Lender is, directly or indirectly, a subsidiary, shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its funding obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, reasonably satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower Representative, the Swingline Lender and the applicable Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders other than the Swingline Loans as the Administrative Agent shall determine is necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided that there shall be no retroactive effect on fees adjusted or reallocated pursuant to Section 2.20(a) and Section 2.20(c)(iii), (iv) and (v).

Section 2.21.      Incremental Facilities.

(a)         The Borrower Representative may by written notice to the Administrative Agent elect to request the establishment of one or more increases in Commitments (the “Incremental Commitments”), by an aggregate amount that is an integral multiple of $5,000,000 and not less than $10,000,000 individually (or such lesser amount as may be approved by the Administrative Agent); provided that at no time shall the aggregate amount of Commitments, after giving effect to such Incremental Commitments effected pursuant to this Section, exceed $3,500,000,000.  Each such notice shall specify the date (each, an “Incremental Effective Date”) on which the Borrower Representative proposes that the Incremental Commitments shall be effective.  The Borrowers may approach any Lender or any other Person (other than a natural person) to provide all or a portion of the Incremental Commitments; provided that any Lender may elect or decline, in its sole discretion, to provide such Incremental Commitment.  Each Incremental Commitment shall become effective as of the applicable Incremental Effective Date; provided that (i) the conditions set forth in Section 4.02 shall be satisfied (with all references in such Section to a Borrowing being deemed to be references to such Incremental Commitments) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer, (ii) the Incremental Commitments shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by the Borrower Representative and the Administrative Agent, (iii) the Administrative Agent, the Swingline Lender and the Issuing Bank shall have consented (not to be unreasonably withheld or delayed) to any New Lender (as defined below) to the extent such consent, if any, would be required under Section 10.04 for an assignment of Loans or Commitments to such Person and (iv) the Borrowers shall make any payments required pursuant to Section 2.15 in connection with the Incremental Commitments, as applicable.

(b)        On any Incremental Effective Date, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Lenders with existing Commitments shall assign to each Lender with an Incremental Commitment (each, a “New Lender”) and each of the New Lenders shall purchase from each of the Lenders with existing Commitments, at the principal amount thereof, such interests in the Loans outstanding on such Incremental Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Loans will be held by existing Lenders and New Lenders ratably in accordance with their Commitments after giving effect to the addition of such Incremental Commitments to the Commitments, (ii) each Incremental Commitment shall be deemed for all purposes a Commitment and, each Loan made under an Incremental Commitment (a “New Loan”) shall be deemed, for all purposes,

Loans and (iii) each New Lender shall become a Lender with respect to the Incremental Commitment and all matters relating thereto.

(c)          Incremental Commitments and New Loans shall be identical to the Commitments and the Loans.

(d)         Each Lender Joinder Agreement may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.21.

Section 2.22.      Extended Commitments and Extended Loans.

(a)          (i)          The Borrower Representative may at any time and from time to time request that all or a portion of the Commitments, and/or any Extended Commitments, each existing at the time of such request (each, an “Existing Commitment” and any related revolving credit loans thereunder, “Existing Loans”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Loans related to such Existing Commitments (any such Existing Commitments which have been so extended, “Extended Commitments” and any related Loans, “Extended Loans”) and to provide for other terms consistent with this Section 2.22(a).  In order to establish any Extended Commitments, the Borrower Representative shall provide a notice (an “Extension Request”) to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders) setting forth the proposed terms of the Extended Commitments to be established, which shall not be materially more restrictive to the Loan Parties (as determined in good faith by the Borrower Representative), when taken as a whole, than the terms of the applicable Existing Commitments (the “Specified Existing Commitment”) unless (x) the Lenders providing Existing Loans receive the benefit of such more restrictive terms or (y) any such provisions apply after the Maturity Date, in each case, to the extent provided in the applicable Extension Amendment; provided, however, that (x) (A) the interest margins with respect to the Extended Commitments may be higher or lower than the interest margins for the Specified Existing Commitments and/or (B) additional fees and premiums may be payable to the Lenders providing such Extended Commitments in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (y) the facility fee with respect to the Extended Commitments may be higher or lower than the facility fee for the Specified Existing Commitment; provided that, notwithstanding anything to the contrary in this Section 2.22(a) or otherwise, (1) the borrowing and repayment of Extended Loans shall be made on a pro rata basis with all other Existing Loans so long as the Existing Commitments are outstanding and (2) assignments and participations of Extended Commitments and Extended Loans shall be governed by the same assignment and participation provisions applicable to Existing Commitments and Existing Loans as set forth in Section 10.04.  Any Extension Request by the Borrower Representative shall be made to all Lenders holding the applicable Existing Commitments and Existing Loans, but no Lender shall have any obligation to agree to have any of its Loans or Commitments converted into Extended Loans or Extended Commitments pursuant to such Extension Request.  Any Extended Commitments of any Extension Series shall constitute a separate series of revolving credit commitments from the Specified Existing Commitments and from any other Existing Commitments (together with any other Extended Commitments so established on such date).

(ii)         Any Lender (an “Extending Lender”) wishing to have all or a portion of its Existing Commitments subject to such Extension Request converted into Extended Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Existing Commitments that it has elected to convert into Extended Commitments.  Such Extended Commitment shall be treated identically to all other Commitments for purposes of the obligations of a Lender in respect of Swingline Loans under

Section 2.04 and Letters of Credit under Section 2.05, except that the applicable Extension Amendment may provide that the maturity dates for Swingline Loans and Letters of Credit, as applicable, may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued so long as the Swingline Lender and/or the applicable Issuing Bank, as applicable, have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(iii)        Extended Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement executed by the Borrower Representative, the Administrative Agent and the Extending Lenders (and not any other Lenders).  No Extension Amendment shall provide for any tranche of Extended Commitments in an aggregate principal amount that is less than $10,000,000.

(iv)         Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Commitment or Existing Loan is converted to extend the related scheduled maturity date(s) in accordance with clause (i) above (an “Extension Date”), in the case of the Specified Existing Commitments of each Extending Lender, the aggregate principal amount of such Specified Existing Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Commitments so converted by such Lender on such date, and such Extended Commitments shall be established as a separate series of revolving credit commitments from any Existing Commitments and (B) if, on any Extension Date, any Loans of any Extending Lender are outstanding under the applicable Specified Existing Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Loans (and related participations) and Existing Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Commitments to Extended Commitments.  Each Extended Commitment shall become effective as of the applicable Extension Date; provided that the conditions set forth in Section 4.02 shall be satisfied (with all references in such Section to a Borrowing being deemed to be references to such Extension Request) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer,

(b)         The Administrative Agent and the Lenders (other than the Swingline Lender and the Issuing Bank to the extent such consent is expressly required by this Section 2.22) hereby consent to the consummation of the transactions contemplated by this Section 2.22 (including payment of any interest, fees, or premium in respect of any Extended Commitments set forth in the relevant Extension Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Loan Document that may otherwise prohibit or restrict any such extension or any other transaction contemplated by this Section 2.22.

Section 2.23.     Sustainability Adjustments.

(a)         ESG Amendment. On or prior to the date which is twelve (12) months following the Restatement Date, the Borrower Representative, in consultation with the Administrative Agent and the Sustainability Agent, shall be entitled to establish specified key performance indicators with respect to certain environmental, social and governance (“ESG”) goals, or identify certain external ESG ratings, of the Loan Parties and their Subsidiaries (such indicators or ratings, “KPIs”), which KPIs shall be subject to thresholds or targets (in either case, such thresholds or targets, “SPTs”). The Administrative Agent, the Sustainability Agent and the Borrower Representative may amend this Agreement (such amendment, the “ESG Amendment”), solely for the purpose of incorporating the KPIs, the SPTs and other related provisions (the “ESG Pricing Provisions”) into this Agreement, with the consent of the Administrative Agent, the Borrower Representative and Lenders constituting the Required Lenders. In the event that Required Lenders do not consent to any such ESG Amendment (acting reasonably), an alternative ESG

Amendment may be proposed and effectuated, subject to the consents required pursuant to the immediately preceding sentence. Upon the effectiveness of any such ESG Amendment, based on the performance of the Loan Parties and their Subsidiaries against the KPIs, certain adjustments (increase, decrease or no adjustment) to the otherwise applicable Applicable Rate (for Loans and Letter of Credit participation fee) and facility fees will be made; provided that the amount of such adjustments shall not exceed (i) in the case of facility fees to be made under Section 2.11(a), an increase and/or decrease of 0.01% and (ii) in the case of the Applicable Rate for Loans and Letter of Credit participation fee, an increase and/or decrease of 0.04% (such adjustments, collectively, the “Sustainability-Linked Adjustments”); provided that in no event shall the Applicable Rate, facility fees or Letter of Credit participation fee for any purpose be less than zero. The adjustments pursuant to the KPIs will require, among other things, reporting and validation of the measurement of the KPIs in a manner that is aligned with the Sustainability-Linked Loan Principles, which shall include a customary review report or scorecard from an independent third party, together with a related pricing certificate, to be in a form to be agreed between the Borrower Representative and the Sustainability Agent (all acting reasonably) (collectively, the “ESG Certificate”). The ESG Amendment will not impose any requirement on the Sustainability Agent to assess, monitor, report and/or validate the KPIs.  Following the effectiveness of the ESG Amendment, any amendment or other modification to the ESG Pricing Provisions which does not have the effect of reducing the Applicable Rate, Letter of Credit participation fee or facility fees to a level not otherwise permitted by this Section 2.23(a) shall be subject only to the written consent of the Borrower Representative and the Required Lenders.

(b)          Sustainability Agent. The Sustainability Agent will assist the Borrower Representative in, among others, (i) determining the ESG Pricing Provisions in connection with any ESG Amendment and (ii) preparing informational materials to be used in connection with the ESG Amendment. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Sustainability Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(c)           Conflicting Provisions. This Section shall supersede any provisions in Section 10.02 to the contrary.

(d)          Sustainability-Linked Loan. Each party to this Agreement hereby agrees that the credit facility described in this Agreement is not and shall not be a sustainability-linked loan (and shall not be marketed as such) unless and until the effectiveness of any ESG Amendment.

ARTICLE 3
Representations and Warranties

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, each Loan Party makes the following representations and warranties to the Lenders (and in the case of Section 3.10(a), to the Sustainability Agent), all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

Section 3.01.    Organization; Powers.  Each Loan Party (a) is duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and (b) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (if applicable) in, every jurisdiction where such qualification is required.

Section 3.02.   Authorization; Enforceability.  The Transactions to be entered into by each Loan Party are within its organizational powers and have been duly authorized by all necessary organizational action.  This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, as the case may be, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03.    Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect or (ii) where the failure to obtain or make them would not reasonably be expected to have a Material Adverse Effect, (b) will not violate (i) the Constituent Documents of any Loan Party or (ii) except where such violation would not reasonably be expected to have a Material Adverse Effect, any law or regulation applicable to any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any Loan Party to make any payment except where the failure to do so, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except where the failure to do so, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.04.   Financial Condition; No Material Adverse Change.  (a) The Borrower Representative has heretofore furnished to the Administrative Agent statements of financial condition, results of operations, changes in equity and cash flows of the Public Company as of and for the (i) fiscal years ended December 31, 2021, December 31, 2022 and December 31, 2023 and (ii) fiscal quarter ended March 31, 2024.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Public Company, as of such dates and for such periods on a consolidated basis and in accordance with GAAP, except to the extent provided in the notes to said financial statements and in the case of the statements referred to in clause (ii) above, subject to year-end adjustments and the absence of footnotes.

(b)         Except as disclosed in the financial statements referred to above or the notes thereto and except for the Disclosed Matters, after giving effect to the Transactions, none of the Loan Parties has, as of the Restatement Date, any liabilities and obligations, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(c)          As of the Restatement Date, there has been no material adverse change in the business, results of operations or financial condition of the Loan Parties, taken as a whole, since December 31, 2023.

Section 3.05.   Litigation and Environmental Matters.  (a) As of the Restatement Date, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened in writing against or affecting any Loan Party Group Company (i) as to which there is a reasonable possibility of adverse determinations that, in the aggregate, would reasonably be expected to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b)          Except for any matters that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Loan Party Group Company (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any facts or occurrences that would reasonably be expected to result in  Environmental Liability.

Section 3.06.    Compliance with Laws.  Each Loan Party Group Company is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.07.   Investment Company Status; Regulatory Restrictions on Borrowing.  No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Section 3.08.      Taxes.  Each Loan Party Group Company has timely filed or caused to be filed all Tax returns required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the relevant Loan Party Group Company has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  There is no proposed tax assessment against any Loan Party Group Company that, if made, could reasonably be expected to have a Material Adverse Effect.

Section 3.09.     ERISA.  (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.  Each Plan is in compliance with those provisions of ERISA and the Code which are applicable to it, except where noncompliance could not reasonably be expected to result in a Material Adverse Effect.

(b)    Each International Plan has been maintained in compliance with its terms and with the requirements prescribed by applicable law (including any special provisions relating to qualified plans where such International Plan was intended to so qualify) and has been maintained in good standing (where so required) with the applicable regulatory authorities, except where noncompliance or failure to maintain such status would not result in a Material Adverse Effect.  No unfunded liabilities, determined on the basis of actuarial assumptions which are reasonable in the aggregate, exist under any of the International Plans (required to be funded) in the aggregate that would reasonably be expected to result in a Material Adverse Effect.

(c)     Except as would not reasonably be expected to result in a Material Adverse Effect, no Plan or International Plan is a Multiemployer Plan and no Plan or International Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA which is subject to ERISA.

Section 3.10.     Disclosure.

(a)          None of the written information and written data furnished by or on behalf of any Loan Party to the Administrative Agent, the Sustainability Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (taken as a whole), in the light of the circumstances under which they were made, not materially misleading at such time, it being understood and agreed that for purposes of this Section 3.10, such factual information and data shall not include pro forma information, projections, estimates (including financial estimates, forecasts, and other forward-looking information) or other forward-looking information and information of a general economic or general industry nature; provided that, with respect to any pro forma information or any projected financial information (including financial estimates, forecasts and other forward-looking information), each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

(b)          As of the Restatement Date, the information included in each Beneficial Ownership Certification, if applicable, provided on or prior to the Restatement Date to any Lender in connection with this Agreement is true and correct in all material respects.

Section 3.11.     Compliance with Sanctions and Anti-Corruption Laws .  No Borrower, Guarantor or any of their respective Subsidiaries, or, to the knowledge of any Borrower, any of their respective directors, officers, employees or any of their respective agents that will receive any economic benefit from the credit facility established hereby, is a Person that is, or is 50% or more owned or controlled by Persons that are, the subject of Sanctions, including by being identified on a Sanctions List, or is located, organized or resident in a Sanctioned Country.  The Borrowers, the Guarantors and their respective Subsidiaries are in compliance in all material respects with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and all other applicable anti-corruption laws and anti-money laundering laws and have instituted and maintain (or are subject to) policies and procedures reasonably designed to ensure compliance with applicable Sanctions, anti-corruption laws and anti-money laundering laws.

ARTICLE 4
Conditions

Section 4.01.    Effectiveness.  This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 10.02):

(a)          The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)         The Administrative Agent shall have received written opinions (addressed to the Administrative Agent and the Lenders party to this Agreement as of the Restatement Date and dated the Restatement Date) of each of Simpson Thacher & Bartlett LLP, counsel to the Loan Parties, Maples and Calder (Cayman) LLP, special Cayman Islands counsel to KKR Group Partnership L.P., and Christopher Lee, general counsel for the Americas and Secretary of the general partner of the Borrower Representative, Secretary of the Guarantor, and Secretary of the general partner of KKR Group Partnership L.P., in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Loan Parties, the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.  The Borrower Representative hereby requests such counsel to deliver such opinions.

(c)         The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to such Loan Party, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent, or, in each case, confirmation that such documentation or authorization has not been modified, waived or rescinded since it was delivered in connection with the Existing Credit Agreement and remains in full force and effect on the Restatement Date.

(d)          The Administrative Agent shall have received or shall concurrently receive reasonably satisfactory evidence that the outstanding principal, interest and other amounts under the Existing Credit Agreement as of the Restatement Date shall have been paid in full.

(e)          The Administrative Agent shall have received a certificate, dated the Restatement Date and signed by an Authorized Officer of the Borrower Representative, confirming compliance with the conditions set forth in clauses (a) and (b) of Section 4.02.

(f)          The Administrative Agent shall have received payment in full of (i) fees due on the Restatement Date pursuant to the Fee Letter, and (ii) to the extent invoiced in reasonable detail at least three Business Days prior to the Restatement Date, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by any Loan Party hereunder.

(g)         The Lenders shall have received, to the extent requested by the Lenders at least 10 days prior to the Restatement Date, on or before the date which is five Business Days prior to the Restatement Date, all documentation and other information with respect to the Loan Parties required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act.

(h)         To the extent the any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least 10 days prior to the Restatement Date, any Lender that has requested, in a written notice to the Borrower Representative, a Beneficial Ownership Certification in relation to any Borrower shall have received such Beneficial Ownership Certification.

The Administrative Agent shall notify the Borrower Representative and the Lenders of the Restatement Date, and such notice shall be conclusive and binding.  On the Restatement Date, the Existing Credit Agreement will be automatically amended and restated in its entirety to read as set forth herein.  On and after the Restatement Date the rights and obligations of the parties hereto shall be governed by this Agreement; provided that the rights and obligations of the parties hereto with respect to the period prior to the Restatement Date shall continue to be governed by the provisions of the Existing Credit Agreement. Credit Exposures outstanding under the Existing Credit Agreement on the Restatement Date shall be adjusted as set forth in Schedule 2.01 hereto.

Section 4.02.    Each Credit Event.  The obligation of each Lender to make any Loan, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)          The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b)          At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)          In the case of a Borrowing to be denominated in an Alternative Currency, there shall not have occurred any significant change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent and the Required Lenders would make it impracticable for such Borrowing to be denominated in the relevant Alternative Currency.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers, on the date thereof as to the matters specified in clauses (a) and (b) of this Section.

ARTICLE 5
Affirmative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and any other amounts payable under the Loan Documents (other than Contingent Obligations) have been paid in full and all Letters of Credit have expired or been cancelled and all LC Disbursements have been reimbursed, each of the Loan Parties covenants and agrees with the Lenders that:

Section 5.01.   Financial Statements; Other Information.  The Borrower Representative will furnish to the Administrative Agent:

(a)         as soon as available and in any event on or before the date that is five days after the date on which consolidated financial statements of the Public Company are required to be filed with the SEC (after giving effect to any permitted extensions; and if such consolidated financial statements are not required to be filed with the SEC, on or before the date that is 120 days after the end of each fiscal year of the Public Company), (i) the consolidated statements of financial condition, operations, changes in equity and cash flows as of the end of and for such year, in each case for the Public Company and (ii) management’s segment financial information as set forth in the consolidated financial statements and notes thereto of the Public Company, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and, in each case, certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Public Company or any of the Material Subsidiaries (or group of Subsidiaries that together would constitute a Material Subsidiary) as a going concern (other than any exception, explanatory paragraph or qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under any Indebtedness occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period);

(b)          as soon as available and in any event on or before the date that is five days after the date on which consolidated financial statements of the Public Company are required to be filed with the SEC with respect to each of the first three fiscal quarters (commencing with the fiscal quarter ending June 30, 2024) of each fiscal year of the Public Company (after giving effect to any permitted extensions; and if such consolidated financial statements are not required to be filed with the SEC, on or before the date that is 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Public Company), (i)

the consolidated statements of financial condition, operations, changes in equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, in each case for the Public Company and (ii) management’s segment financial information as set forth in the consolidated financial statements and notes thereto of the Public Company, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year;

(c)         no later than the date that the financial statements or other information is required to be delivered under clause (a) or (b) above, a duly completed Compliance Certificate of an Authorized Officer of the Borrower Representative (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.05 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and

(d)       promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of any Loan Party Group Company, or compliance with the terms of any Loan Document, as the Administrative Agent (or the Administrative Agent on behalf of the Required Lenders) may reasonably request and (ii) such other information reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and, as applicable, the Beneficial Ownership Regulation (including any information that would result in a change to the list of beneficial owners identified in a Beneficial Ownership Certification).

Documents required to be delivered pursuant to Section 5.01 (other than Section 5.01(c)) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the earliest date on which (i) such documents are posted on the Public Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (ii) such financial statements and/or other documents are posted on the SEC’s EDGAR website on the Internet; provided that the Borrower Representative shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents on any website described in this paragraph and upon request by the Administrative Agent, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent may make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), so long as the access to such Platform (i) is limited to the Administrative Agent, the Lenders and assignees or prospective assignees and their respective advisors and (ii) remains subject to the confidentiality requirements set forth in Section 10.12, and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”).  The Borrower Representative hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower Representative shall be deemed to have authorized the Administrative Agent, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Borrower Representative shall be under no obligation to mark any Borrower Materials “PUBLIC.”

Section 5.02.    Notices of Material Events.  The Borrower Representative will furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) prompt written notice of the following:

(a)           the occurrence of any Default or Event of Default;

(b)         the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party Group Company that could reasonably be expected to be adversely determined and, if so determined, would reasonably be expected to result in a Material Adverse Effect; and

(c)            any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of the Authorized Officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03.    Existence; Conduct of Business.  Each Loan Party will, and will cause each of its Material Subsidiaries to, take all actions necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution, change in jurisdiction or conversion of organizational form permitted by Section 6.02.

Section 5.04.     Payment of Taxes.  Each Loan Party will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all tax obligations before the same shall become delinquent or in default and before penalties accrue thereon, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto (in the good faith judgment of the management of such Loan Party) in accordance with GAAP, and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 5.05.    Maintenance of Properties; Insurance.  Each Loan Party will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) maintain insurance in such amounts and against such risks as, in the good faith judgment of the management of such Loan Party, is reasonable and prudent to be maintained by companies of the same size and nature of business operating in the same or similar locations and in light of the availability of insurance on a cost-effective basis except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.06.     Books and Records; Inspection Rights.  Each Loan Party will, and will cause each of its Subsidiaries to, keep books of record and account with respect to its assets and business and will permit any representatives designated by the Administrative Agent or the Required Lenders, upon reasonable prior notice, to visit and inspect its properties, to examine its books and records, and to discuss its affairs, finances and condition with its officers, all at such reasonable times and as often as reasonably requested; provided that (x) excluding any such visits and inspections during the continuation of an Event of Default, (i) only the Administrative Agent on behalf of the Required Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section and (ii) the Administrative Agent may not exercise such rights more than once in any calendar year, and (y) when an Event of Default exists, the Administrative Agent or any representative of the Required Lenders (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the applicable Loan Party Group Company at any time during normal business hours and upon reasonable advance notice.  Notwithstanding anything to the contrary in this Section 5.06, none of the Loan Party Group Companies will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discuss, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or agents) is prohibited by law or any agreement binding on a third party (not created in contemplation thereof) or (c) in any Loan Party Group Company’s reasonable judgment, would compromise any attorney-client privilege, privilege afforded to attorney work product or similar privilege, provided that such Loan Party Group Company shall make available redacted versions of requested documents or, if unable to do so consistent with the preservation of such privilege, shall make commercially reasonable efforts to disclose information responsive to the requests of the Administrative Agent, any Lender or any of their respective representatives and agents, in a manner that will protect such privilege.

Section 5.07.    Compliance with Laws.  Each Loan Party will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority (including, without limitation, Environmental Laws and applicable Sanctions and the FCPA and all other applicable anti-corruption laws, and the rules and regulations promulgated thereunder) applicable to it or its property, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Borrowers, the Guarantors and their respective Subsidiaries will maintain (or remain subject to) policies and procedures reasonably designed to ensure compliance with applicable Sanctions and anti-corruption laws.

Section 5.08.   Use of Proceeds and Letters of Credit.  The proceeds of the Loans and Letters of Credit will be used for general corporate purposes (including any transaction not prohibited by the Loan Documents); provided that no part of the proceeds of any Loan, and no Letter of Credit, will be used, whether directly or indirectly, for any purpose that entails a violation of Regulation U or X of the Board.

Section 5.09.     Further Assurances.  If any Person (i) becomes an Additional Group Partnership after the Restatement Date, the Borrower Representative will, within 60 days after such Person becomes an Additional Group Partnership (or such longer period of time as reasonably agreed by the Administrative Agent) notify the Administrative Agent (on behalf of the Lenders) thereof and, with the approval of (x) the Administrative Agent acting at the direction of the Required Lenders (not to be unreasonably withheld or conditioned) for any Additional Group Partnership organized under the laws of the United States or any state thereof, Cayman Islands or Luxembourg and (y) the Administrative Agent and each Lender for any Additional Group Partnership organized in any foreign jurisdiction other than Cayman Islands or Luxembourg, upon request, deliver to the Lenders all documentation and other information with respect to such Additional Group Partnership required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act and the Beneficial Ownership Regulation and cause such Additional Group Partnership to become a Borrower by delivering to the Administrative Agent a Loan Party Joinder Agreement executed by such Additional Group Partnership and the Borrower Representative, and upon such delivery (and the delivery in connection therewith of written opinions of counsel and documents and certificates as the Administrative Agent may reasonably require), such Additional Group Partnership shall for all purposes of this Agreement be a Borrower and a party to this Agreement or (ii) is required to be a Guarantor after the Restatement Date, the Borrower Representative will cause such Person to become a Guarantor pursuant to the terms of Section 11.07.  The Borrower Representative shall not be required to comply with this Section 5.09 in case the Administrative Agent acting at the direction of the Required Lenders or each Lender, as the case may be, does not approve such Additional Group Partnership to become a Borrower under this Agreement.

ARTICLE 6
Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and any other amounts payable under the Loan Documents (other than Contingent Obligations) have been paid in full and all Letters of Credit have expired or been cancelled and all LC Disbursements have been reimbursed, each of the Loan Parties covenants and agrees with the Lenders that:

Section 6.01.    Liens.  The Loan Parties shall not create, assume, incur or guarantee any Indebtedness for money borrowed that is secured by a Lien (other than Permitted Liens) on any voting stock or profit participating equity interests of their respective Subsidiaries (to the extent of their ownership of such voting stock or profit participating equity interests) or any entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or any substantial part of the business of any of such Subsidiaries, without providing that the Obligations hereunder (together with, if the Loan Parties shall so determine, any other Indebtedness of (including any Guarantee of Indebtedness by) the Loan Parties ranking equally with the Obligations and existing as of the Restatement Date or thereafter incurred) will be secured equally and ratably with or prior to all other Indebtedness secured by such Lien on the voting stock or profit participating equity interests of any such entities.  This Section 6.01 shall not limit the ability of the Loan Parties to incur Indebtedness or other obligations secured by Liens on assets other than the voting stock or profit participating equity interests of their respective Subsidiaries.

Section 6.02.   Fundamental Changes.  No Loan Party shall be a party to a Substantially All Merger or participate in a Substantially All Sale, unless:

(i)          such Loan Party is the surviving Person, the Person formed by or surviving such Substantially All Merger or to which such Substantially All Sale has been made or resulting from a Substantially All Reorganization (the “Successor Person”) is organized under the laws of the United States or any state thereof, Canada, Cayman Islands, Ireland, Luxembourg or any country in the United Kingdom (collectively, the “Permitted Jurisdictions”), and is either (x) an existing Loan Party or (y) has expressly assumed, by a Loan Party Joinder Agreement, all of the obligations of such Loan Party under the Loan Documents;

(ii)           immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing;

(iii)         the Lenders shall have received all documentation and other information with respect to the Successor Person required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act;

(iv)         at least 10 days prior to the effective date of the applicable Loan Party Joinder Agreement, any Lender that has requested, in a written notice to the Borrower Representative, a Beneficial Ownership Certification shall have received such Beneficial Ownership Certification; and

(v)          such Loan Party shall have delivered to the Administrative Agent a customary opinion of counsel with respect to the Successor Person and the Loan Party Joinder Agreement and a certificate on behalf of such Loan Party signed by one of its Authorized Officers stating that all conditions provided in this Section 6.02 relating to such transaction have been satisfied.

Section 6.03.    Use of Proceeds; Sanctions; Anti-Corruption Laws.  (a) No Borrower will use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person which will use such proceeds, in each case for the purpose of directly, or to its knowledge indirectly, funding activities or business (i) of or with any Person, that at the time of such funding is (A) the subject of Sanctions, including by being identified on a Sanctions List, (B) owned, directly or indirectly, 50% or more by one or more Persons identified on a Sanctions List, or (C) located, organized or resident in a Sanctioned Country, (ii) in any country, that at the time of such funding, is a Sanctioned Country, in each case of clauses (i) and (ii), in violation of applicable Sanctions or if such use of proceeds would be in violation of applicable Sanctions if conducted by a U.S. Person or (iii) in any other manner that would result in a violation of Sanctions by any Person participating in this Agreement.

(b) No part of the proceeds of the Loans will be used, directly or indirectly, for the purpose of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law or anti-money laundering law.

Section 6.04.     Fiscal Year.  The Public Company shall not change its fiscal year-end from December 31.

Section 6.05.      Financial Covenants.

(a)          Fee Paying Assets Under Management, calculated on the last day of any fiscal quarter, shall not be less than $150,000,000,000; and

(b)          The Leverage Ratio, calculated on the last day of any fiscal quarter shall not be greater than 4.0 to 1.0.

ARTICLE 7
Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)          the Borrowers shall fail to pay any principal of any Loan when the same shall become due and payable;

(b)         the Borrowers shall fail to pay any interest on any Loan or any fee, any reimbursement obligation in respect of any LC Disbursement or any other amount (other than an amount referred to in (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)         any representation, warranty, or certification made or deemed made by or on behalf of any Loan Party in any Loan Document or any certificate furnished pursuant to any Loan Document, shall prove to have been incorrect in any material respect when made or deemed made;

(d)          the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the existence of any Loan Party), 5.08 or in Article 6;

(e)         any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent or the Required Lenders to the Borrower Representative;

(f)          any Loan Party Group Company shall fail to make any payment in respect of any Material Indebtedness (whether of principal or interest or, in the case of Swap Contracts, payment required as a result of termination events of such Swap Contracts and that is not otherwise being contested in good faith), when the same shall become due and payable (after giving effect to all applicable grace period and delivery of all required notices, if any, provided in the instrument or agreement under which such Material Indebtedness was created), whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(g)          any event or condition occurs (other than, with respect to Indebtedness in respect of Swap Contracts, termination events (such as illegality, force majeure or tax events) or equivalent events that are not events of default pursuant to the terms of such Swap Contracts) (after giving effect to all applicable grace period and delivery of all required notices) that results in any Material Indebtedness becoming due before its scheduled maturity or that enables or permits the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, before its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of the casualty or condemnation event) of the property securing such Indebtedness;

(h)         an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or Material Subsidiary or its debts, or of a substantial part of its assets, under any  federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)       any Loan Party or Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)           any Loan Party shall admit in writing its inability or fail generally to pay its debts as they become due;

(k)        one or more judgments for the payment of money in an aggregate amount in excess of $250,000,000 (after giving effect to amounts payable by insurance) shall be rendered against any Loan Party or Material Subsidiary and shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any asset of any Loan Party or Material Subsidiary to enforce any such judgment;

(l)          an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m)         an International Plan shall fail to comply with applicable local law, which, in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(n)          a Change of Control shall occur; or

(o)         the Loan Party Guaranty shall at any time fail to constitute a valid and binding agreement of (i) the Public Company or (ii) any other Guarantor party thereto (in the case of clause (ii), in any material respects) or any party shall so assert in writing;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of the Required Lenders and shall, at the request of the Required Lenders, by notice to the Borrower Representative, take any or all of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately or (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are waived by each Borrower to the extent permitted by applicable law; provided, however, that the Administrative Agent shall not be obligated to follow any direction by Required Lenders if Administrative Agent reasonably determines that such direction is in conflict with any provisions of any applicable law, and the Administrative Agent shall not, under any circumstances, be liable to any Lenders, Issuing Banks, the Borrowers, the Guarantors or any other person or entity for following the direction of Required Lenders. At all times, if the Administrative Agent acting at the direction of the Required Lenders advises the Lenders that it wishes to proceed in good faith with respect to any enforcement action, each of the Lenders will cooperate in good faith with respect to such enforcement action and will not unreasonably delay the enforcement of the Loan Documents; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are waived by each Borrower to the extent permitted by applicable law.

ARTICLE 8
The Administrative Agent

Section 8.01.    Appointment and Authorization.  Each Lender Party hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 8.02.    Rights and Powers as a Lender.  The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as the Administrative Agent hereunder in its individual capacity.  Such bank and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Loan Party or Affiliate thereof as if it were not the Administrative Agent hereunder and without duty to account therefor to the Lenders or the Issuing Banks.

Section 8.03.   Limited Parties and Responsibilities.  The Administrative Agent and the Sustainability Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent and the Sustainability Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent and the Sustainability Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent or the Sustainability Agent is required in writing to exercise as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02); provided that the Administrative Agent and the Sustainability Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Sustainability Agent to liability, if the Administrative Agent or the Sustainability Agent is not indemnified to its satisfaction, or that is contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent and the Sustainability Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Loan Party that is communicated to or obtained by the bank serving as Administrative Agent, Sustainability Agent, or any of its Affiliates in any capacity.  The Administrative Agent and the Sustainability Agent shall not be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), (y) in the absence of its own gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) or (z) by reason of any occurrence beyond the control of the Administrative Agent (including but not limited to any act or provision of any present or future law or regulation of any Governmental Authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).  The Administrative Agent and the Sustainability Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent and the Sustainability Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  The Administrative Agent will notify the Lenders and Issuing Banks of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such default or event of default as may be directed by the Required Lenders in accordance with the terms of this Agreement; provided, however that unless and until the Administrative Agent has received any such direction by Required Lenders, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such default or event of default as it shall deem advisable or in the best interest of the Lenders and Issuing Banks.  Nothing in this Agreement shall oblige the Administrative Agent to carry out any “know your customer”, Beneficial Ownership Regulation or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent. In no event shall the Administrative Agent or the Sustainability Agent be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of its duties under the Loan Documents or in the exercise of any of its rights or powers under this Agreement.

Section 8.04.  Authority to Rely on Certain Writings, Statements and Advice.  The Administrative Agent and the Sustainability Agent shall be entitled to rely on, and shall not incur any liability for relying on, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent and the Sustainability Agent also may rely on any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent receives notice to the contrary from such Lender or Issuing Bank prior to the making of such loan or the issuance of such Letter of Credit. The Administrative Agent and the Sustainability Agent may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05.   Sub-Agents and Related Parties.  The Administrative Agent and the Sustainability Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it.  The Administrative Agent and the Sustainability Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding Sections of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and the Sustainability Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and/or the Sustainability Agent.

Section 8.06.   Resignation; Successor Administrative Agent.  (a) Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower Representative.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower Representative, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower Representative to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower Representative and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)        Notwithstanding clause (a) above, any entity into which the Administrative Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Administrative Agent in its individual capacity shall be a party, or any corporation to which substantially all of the corporate trust business of the Administrative Agent in its individual capacity may be transferred, shall succeed the Administrative Agent and assume the obligations of the Administrative Agent, without any further action; provided that the Administrative Agent shall notify the Borrower Representative and the Lenders of such merger, conversion, consolidation or transfer.

(c)         Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower Representative, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 10.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.07.    Credit Decisions by Lenders.  Each Lender acknowledges that it has, independently and without reliance on the Administrative Agent, the Sustainability Agent, the Arranger or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance on the Administrative Agent, the Sustainability Agent, the Arranger or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based on this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 8.08.    Arranger.  The Arranger shall have no duty or obligation whatsoever under this Agreement.

Section 8.09.    Withholding Taxes.  To the extent required by any applicable law, the Administrative Agent shall be entitled to deduct withholding from any payment to any Lender as required under applicable law and shall have no obligation to gross-up any payment hereunder or to pay any additional amount as a result of such withholding.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 8.10.   Administrative Agent May File Proofs of Claim.  In case of any bankruptcy or other insolvency proceeding involving any Loan Party (a, “Bankruptcy Proceeding”), the Administrative Agent shall be entitled but not obligated to intervene in such Bankruptcy Proceeding to (a) file and prove a claim for the whole amount of principal, interest and unpaid fees in respect of the Loans, issued Letters of Credit and all other Obligations that are owing and unpaid under the terms of this Agreement and other Loan Documents and to file such documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Banks and Administrative Agent (including any claim for reasonable compensation, expenses, disbursements and advances of any of the foregoing entities and their respective agents, counsel and other advisors) allowed in such Bankruptcy Proceedings; and (b) to collect and receive any monies or other property payable or deliverable on account of any such claims and to distribute the same to the Lenders and Issuing Banks under the terms of this Agreement.  Further, any custodian, receiver, assignee, trustee, liquidator or similar official in any such Bankruptcy Proceeding is (i) authorized to make payments or distributions in a Bankruptcy Proceeding directly to the Administrative Agent on behalf of all of the Lenders or Issuing Banks to whom any amounts are owed under this Agreement and other loan documents, unless the Administrative Agent expressly consents in writing to the making of such payments or distributions directly to such Lenders and Issuing Banks; and (ii) required to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement and other loan documents.

Section 8.11.    Erroneous Payments.

(a)        If the Administrative Agent (x) notifies a Lender or Issuing Bank, or any Person who has received funds on behalf of a Lender or Issuing Bank (any such Lender, Issuing Bank or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or other Payment Recipient on its behalf)  (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.11 and held in trust for the benefit of the Administrative Agent, and such Lender or Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)         Without limiting immediately preceding clause (a), each Lender, Issuing Bank, or any Person who has received funds on behalf of a Lender or Issuing Bank (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or other such recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)         it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)        such Lender or Issuing Bank shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.11(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.11(a) or on whether or not an Erroneous Payment has been made.

(c)        Each Lender or Issuing Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Issuing Bank under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under the preceding clause (a).

(d)        (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with the preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf)  (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments ) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment (or, to the extent applicable, an agreement incorporating an Assignment by reference pursuant to the Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrowers or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrowers shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 10.04, the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender

(x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)         The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Bank, to the rights and interests of such Lender or Issuing Bank, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party; provided that this Section 8.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers for the purpose of making such Erroneous Payment.

(f)          To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)      Each party’s obligations, agreements and waivers under this Section 8.11 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(h)          Notwithstanding anything to the contrary herein or in any other Loan Document, except as set forth in clause (y) of Section 8.11(a) or in Section 8.11(e), (x) none of the Borrowers, the Guarantors or any Subsidiary of any Loan Party has acquired or incurred (or will acquire or incur) any obligations under this Section 8.11, (y) the obligations of Borrowers, the Guarantors or any Subsidiary of any Loan Party shall not be affected by this Section 8.11 and (z) this Section 8.11 shall solely be an agreement among the Administrative Agent and the Lenders.

ARTICLE 9
Multiple Borrowers

Section 9.01.Joint and Several.  Each Borrower agrees that the representations and warranties made by, and the liabilities, obligations and covenants of and applicable to, any and all of the Borrowers under this Agreement, shall be in every case (whether or not specifically so stated in each such case herein) joint and several in all circumstances; provided that the maximum liability of each Borrower hereunder and under the other Loan Documents shall in no event exceed the amount which can be incurred by such Borrower under applicable laws relating to the insolvency of debtors.  Each Borrower accepts, as co-debtor and not merely as surety, such joint and several liability with the other Borrowers and hereby waives any and all suretyship defenses that it might otherwise have hereunder.  If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.  Without limiting the generality of the foregoing, each Borrower agrees that the obligations of such Borrower hereunder and under the other Loan Documents shall be enforceable against such Borrower notwithstanding that this Agreement or any other Loan Document may be unenforceable in any respect against any other Borrower or that any other Borrower may have commenced bankruptcy, reorganization, liquidation or similar proceedings.

Section 9.02.No Subrogation.  Notwithstanding any payment or payments made by any of the Borrowers hereunder or any set-off or application of funds of any of the Borrowers by any Lender, the Borrowers shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Borrower or any Guarantor or other guarantor or any collateral security or guaranty or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall the Borrowers seek or be entitled to seek any contribution or reimbursement from any Borrower or any Guarantor or other guarantor in respect of payments made by any Borrower hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrowers on account of the Obligations (other than Contingent Obligations) are paid in full and the Commitments are terminated.  If any amount shall be paid to any Borrower on account of such subrogation or contribution rights at any time when all of the Obligations shall not have been paid in full or the Commitments shall not have been terminated, such amount shall be held by such Borrower in trust for the Administrative Agent and the Lenders, segregated from other funds of such Borrower, and shall, promptly upon receipt by such Borrower, be turned over to the Administrative Agent in the exact form received by such Borrower (duly indorsed by such Borrower to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

Section 9.03.Full Knowledge.  Each Borrower acknowledges, represents and warrants that such Borrower has had a full and adequate opportunity to review the Loan Documents.  Each Borrower represents and warrants that such Borrower fully understands the remedies the Administrative Agent (on behalf of the Lenders) may pursue against such Borrower and each other Borrower in the event of a default under the Loan Documents and such Borrower’s and each other Borrower’s financial condition and ability to perform under the Loan Documents.  Each Borrower agrees to keep itself fully informed regarding all aspects of such Borrower’s and each other Borrower’s financial condition and the performance of such Borrower’s and each other Borrower’s obligations under this Agreement and the other Loan Documents.  Each Borrower agrees that neither the Administrative Agent nor any Lender has any duty, whether now or in the future, to disclose to any Borrower any information pertaining to such Borrower, any other Borrower, any Guarantor or other guarantor or any collateral security or guaranty.

Section 9.04.Reinstatement.  Each Borrower’s obligations hereunder shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, administration, dissolution, liquidation or reorganization of any Borrower or any Guarantor or other guarantor, or upon or as a result of the appointment of a receiver, administrative receiver, administrator, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or other guarantor or any substantial part of the property of such Borrower, Guarantor or other guarantor, or otherwise, all as though such payments had not been made.

Section 9.05.Borrower Representative.  Each Loan Party and, if applicable, the general partners (or general partners of those general partners, as the case may be) of such Loan Party, hereby designates Kohlberg Kravis Roberts & Co. L.P. as its representative and agent (in such capacity, the “Borrower Representative”) for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of financial reports, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender.  Kohlberg Kravis Roberts & Co. L.P. hereby accepts such appointment as Borrower Representative. The Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by the Borrower Representative on behalf of any Borrower. The Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders may give any notice or communication with a Borrower hereunder to the Borrower Representative on behalf of such Borrower.  Each of the Administrative Agent, Issuing Banks, the Swingline Lender and the Lenders shall have the right, in its discretion, to deal exclusively with the Borrower Representative for any or all purposes under the Loan Documents.  Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Borrower Representative shall be binding upon and enforceable against it.

ARTICLE 10
Miscellaneous

Section 10.01.    Notices.  (a) Unless otherwise expressly provided herein, all notices and other communications provided for herein or under any other Loan Document shall be in writing (including by facsimile transmission) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopy or sent by electronic mail, as follows:

(i)         If to any Loan Party, to it in care of the Borrower Representative at 30 Hudson Yards, New York, New York 10001 (Email: [***]; Attention: Chief Financial Officer); provided that a copy of all such notices and other communications shall be delivered to (x) Borrower Representative at 30 Hudson Yards, New York, New York 10001 (Email: [***]), Attention: General Counsel and (y) Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 (Telecopy No. [***]), Attention: Justin Lungstrum.

(ii)        If to the Administrative Agent, to HSBC Bank USA, National Association, Corporate Trust and Loan Agency, 66 Hudson Boulevard East, New York, New York 10001, Attention of Corporate Trust and Loan Agency (Telecopy No. [***]; Electronic Mail Address: [***], [***]).

(iii)        If to HSBC Bank USA, National Association, in its capacity as the Issuing Bank, to HSBC Bank USA, National Association, 66 Hudson Boulevard East, New York, New York 10001, Attention of Global Trade and Receivable Finance (Telecopy No. [***]; Electronic Mail Address: [***]).

(iv)       If to the Swingline Lender, to HSBC Bank USA, National Association, 66 Hudson Boulevard East, New York, New York 10001, Attention of Corporate Trust and Loan Agency (Telecopy No. [***]; Electronic Mail Address: [***]).

(v)       If to any other Lender, to it at its address (or telecopy number or electronic mail address) set forth in its Administrative Questionnaire.

(b)         Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it or in its care hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)          Any party hereto may change its address, telecopy number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt, which shall be deemed to occur in the case of courier service, mail, telecopy or electronic mail as follows:

(i)          if by way of courier service or mail, when it has been received at the relevant address in an envelope addressed to such party at that address; or

(ii)         if by way of telecopy, when received in legible form;

(iii)        if by way of electronic mail, when received;

and, if a particular department or officer is specified as part of its address details provided pursuant to this Section, if addressed to that department or officer; provided that (x) any communication to be made or delivered to the Administrative Agent will be effective only when actually received by the Administrative Agent and then only if it is expressly marked for the attention of the department or officer specified by the Administrative Agent for this purpose, and (y) it is understood that any communication made or delivered to the Borrower Representative in accordance with this Section will be deemed to have been made or delivered to each of the Loan Parties.

Section 10.02.   Waivers; Amendments.  (a) No failure or delay by any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Lender Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 10.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)        Subject to Section 2.13, no Loan Document or provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower Representative and the Required Lenders or by the Borrower Representative and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

(i)           increase the Commitment without the written consent of each Lender directly and adversely affected thereby,

(ii)          reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fee payable hereunder, without the written consent of each Lender Party directly and adversely affected thereby,

(iii)       postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest or any fee payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender Party directly and adversely affected thereby,

(iv)       change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby,

(v)         change any provision of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to take any action thereunder, without the written consent of each Lender,

(vi)       release all or substantially all of the Guarantors from the Loan Party Guaranty (except as expressly provided hereunder or under such Loan Document), or limit the liability of all or substantially all of the Guarantors in respect thereof, without the written consent of each Lender, or

(vii)       amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender;

provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Sustainability Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Sustainability Agent, the Issuing Bank or the Swingline Lender, as the case may be.

Notwithstanding the foregoing, in addition to any credit extensions and related Lender Joinder Agreement(s) effectuated without the consent of Lenders in accordance with Section 2.21 or Section 2.22, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower Representative (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Loans.

Notwithstanding anything in this Agreement (including, without limitation, this Section 10.02) or any other Loan Document to the contrary, (i) this Agreement and the other Loan Documents may be amended to effect an incremental facility pursuant to Section 2.21 or extension facility pursuant to Section 2.22 (and the Administrative Agent and the Borrower Representative may effect such amendments to this Agreement and the other Loan Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the terms of any such incremental facility or extension facility) and (ii) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower Representative and the Administrative Agent, in accordance with the procedures described below in this clause to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower Representative) and (y) effect administrative changes of a technical or immaterial nature (including to effect changes to the terms and conditions applicable solely to an Issuing Bank in respect of issuances of Letters of Credit) and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

Section 10.03.   Expenses; Indemnity; Damage Waiver.  (a) The Borrowers shall, on a joint and several basis, pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, and the Sustainability Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Sustainability Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, supplements, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by any Lender Party, including the fees, charges and disbursements of any counsel for any Lender Party (which shall be limited to one counsel for all Lender Parties, except (x) solely in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower Representative of any existence of such conflict, one additional counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and (y) to the extent that the Administrative Agent or Sustainability Agent notifies the Borrower Representative of the need for specialized legal skills and thereafter, after receipt of the consent of the Borrower Representative (which consent shall not be unreasonably withheld or delayed) has retained its own counsel), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)         The Borrowers shall, on a joint and several basis, indemnify each of the Lender Parties, the Sustainability Agent and their respective Related Parties (without duplication) (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities (including Environmental Liabilities) and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (which shall be limited to one counsel for all Indemnitees), except (x) solely in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower Representative of any existence of such conflict, one additional counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions and (y) to the extent that the Indemnitee notifies the Borrower Representative of the need for specialized legal skills and thereafter, after receipt of the consent of the Borrower Representative (which consent shall not be unreasonably withheld or delayed) has retained its own counsel), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee or any Loan Party is a party thereto or whether or not such claim, litigation, investigation or proceeding is brought by any Loan Party or any other Person; provided that such indemnity shall not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnitee’s or any of its Related Parties’ bad faith, gross negligence or willful misconduct or from a material breach of the obligations of such Indemnitee or any of its Related Parties under the Credit Agreement or (y) arise out of, or in connection with, any actual or threatened litigation, investigation or proceeding that does not involve an act or omission by the any Loan Party or any of its Affiliates and that is brought by one Indemnitee against another Indemnitee.

(c)          To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent, the Issuing Banks or the Swingline Lender under Section 10.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent, the Issuing Banks or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Banks or the Swingline Lender in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based on its share of the sum of the total Credit Exposures and unused Commitments at the time.

(d)         To the extent permitted by applicable law, no Loan Party shall assert, and hereby waives, any claim against the Administrative Agent (and any sub-agent thereof), the Sustainability Agent, the Arranger, any Lender and any Issuing Bank, and any Related Party of any of the foregoing Persons (each such Person being called a “Protected Person”) on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this Section 10.03(d) shall limit any Borrower’s obligations to indemnify an Indemnitee as provided in Section 10.03(b) with respect to claims asserted against such Indemnitee by a third party.  No Protected Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent that such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Protected Person or any of its Related Parties’ willful misconduct or gross negligence.

(e)        Each Indemnitee shall provide prompt notice of any claim; provided that the failure to give such notice shall not affect any Indemnitee’s rights to indemnity under this Section 10.03.  All amounts due under this Section shall be payable within 30 days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 10.03.

(f)        The Borrower Representative is entitled to assume and control the defense and settlement of any claim so long as the Borrowers confirm their obligation to indemnify such Indemnitee in accordance with this Section 10.03.  No such Indemnitee may settle a claim without the prior written consent of the Borrower Representative, which may not be unreasonably withheld or delayed; provided that without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld or delayed), the Borrower Representative shall not effect any settlement of any pending or threatened proceeding against an Indemnitee in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault, culpability, wrongdoing or failure to act by such Indemnitee.

(g)       This Section 10.03 shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, expenses or disbursements arising from any non-Tax claim.

Section 10.04.    Successors and Assigns.  (a) The provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) except as permitted under Section 6.02, no Borrower or Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower or Guarantor without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:

(A)       the Borrower Representative (such consent not to be unreasonably withheld or delayed if the assignee is a bank or other depositary institution), provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Article 7(a), (b), (h) or (i) has occurred and is continuing, any other assignee, unless, in each case, such assignment is to an Alternative Asset Investment Firm, in which case such assignment shall require the consent of the Borrower Representative in its sole discretion;

(B)        the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment;

(C)        the Issuing Bank (such consent not to be unreasonably withheld or delayed); and

(D)        the Swingline Lender (such consent not to be unreasonably withheld or delayed).

Notwithstanding the foregoing, no such assignment shall be made to a natural Person, to any Borrower or any Affiliate of any Borrower or Defaulting Lender.

(ii)          Assignments shall be subject to the following additional conditions:

(A)       except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default under Section 7(a), (b), (h) or (i) has occurred and is continuing;

(B)       each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)        the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment, together with a processing and recordation fee of $3,500;

(D)      the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent tax forms required pursuant to Section 2.16(d) and a completed Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws; and

(E)      the Administrative Agent shall not be obligated to consent to an assignment hereunder until it is satisfied it has complied with all necessary “know your customer”, Beneficial Ownership Regulation or other similar checks under all applicable laws and regulations in relation to the assignment to the assignee, and an assignment will only be effective after performance by the Administrative Agent of all “know your customer”, Beneficial Ownership Regulation or other checks relating to any Person that it is required to carry out in relation to such assignment, the completion of which the Administrative Agent shall promptly notify to the assigning Lender and the assignee.

For the purposes of this Section 10.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)       Subject to acceptance and recording thereof pursuant to subsection (b)(iv) of this Section, from and after the effective date specified in each Assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment, be released from its obligations under this Agreement (and, in the case of an Assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (c) of this Section.

(iv)       The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the parties hereto may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by any party hereto, at any reasonable time and from time to time upon reasonable prior notice.

(v)         Upon its receipt of a duly completed Assignment executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in subsection (b)(ii)(C) of this Section and any written consent to such assignment required by subsection (b) of this Section, the Administrative Agent shall accept such Assignment and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 10.03(b), the Administrative Agent shall have no obligation to accept such Assignment and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

(c)        (i) Any Lender may, without the consent of any Loan Party or other Lender Party, sell participations to one or more banks or other entities (other than a natural Person, any Borrower or any Affiliate or Subsidiary of any Borrower) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers and the other Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant.  Subject to subsection (c)(ii)

of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(d) (it being understood that the documentation required under Section 2.16(d) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii)        A Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant (except to the extent that such entitlement to receive greater payments results from a Change in Law that occurs after the Participant acquired the applicable participation), unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(d) as though it were a Lender.

(d)        Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05.   Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any principal of or accrued interest on any Loan or any fee or any other amount payable under the Loan Documents (other than Contingent Obligations) is outstanding and unpaid or any Letter of Credit is outstanding or any Commitment has not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16 and 10.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06.    Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  The Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execute”, “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement or any document, amendment, approval, consent, waiver, modification, information, notice,   certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or the transactions contemplated hereby (including without limitation Assignments, amendments or other modifications, Borrowing Requests, waivers and consents) shall be deemed to include Electronic Signatures (as defined below) or execution in the form of an Electronic Record (as defined below), and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Loan Parties, electronic images of this Agreement (including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of this Agreement based solely on the lack of paper original copies of this Agreement, including with respect to any signature pages thereto. As used herein, each of “Electronic Signature” and “Electronic Record”

has the meaning assigned to such term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

Section 10.07.   Severability.  If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

Section 10.08.   Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender Party and each Affiliate of the Administrative Agent is authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender Party or Affiliate of the Administrative Agent to or for the credit or the account of a Loan Party against any of and all the obligations of a Loan Party now or hereafter existing under this Agreement held by such Lender Party, irrespective of whether or not such Lender Party shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender Party under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender Party may have. Each Lender Party agrees promptly to notify the Loan Parties and the Administrative Agent after any such set-off and application made by such Lender Party or Affiliate of the Administrative Agent; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.09. Governing Law; Jurisdiction; Consent to Service of Process.  (a) This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York.

(b)         Each party hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any court of the State of New York and of any Federal court, in each case located in the Borough of Manhattan in connection with any action or proceeding arising out of or relating to any Loan Document, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.

(c)         Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to Section 10.09(b).  Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(d)          Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Each Loan Party irrevocably appoints the Borrower Representative (the “Process Agent”) as its agent to receive on behalf of such Loan Party and its properties service of copies of the summon and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to such Loan Party in care of the Process Agent at the Process Agent’s above address, and each such Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.

Section 10.10.   Waiver of Jury Trial.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND FOR ANY COUNTERCLAIM THEREIN.  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11.   Headings.  Article and Section headings and the Table of Contents herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12.   Confidentiality.  (a) Each Lender Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel, other advisors and any sub-agent appointed pursuant to Section 8.05 (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority (in which case such Lender Party agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower Representative promptly thereof prior to disclosure), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such Lender Party agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower Representative promptly thereof prior to disclosure), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of any right thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, provided that (i) the disclosure of any such Information to any assignee or Participant, or any prospective assignee or Participant, or any actual or prospective counterparty (or its advisors) referred to above shall only be made after the acknowledgment and acceptance by such assignee, Participant, prospective assignee or Participant, or any actual or prospective counterparty (or its advisors) that such Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 10.12 or confidentiality provisions at least as restrictive as those set forth in this Section 10.12), in each case for the benefit of the Loan Parties, in accordance with the standard syndication processes of such Lender Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such Information, (vii) with the consent of the Borrower Representative, (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Lender Party on a nonconfidential basis from a third party that is not, to such Lender Party’s knowledge, subject to confidentiality obligations owing to the Borrowers or (ix) to market data collectors and, subject to their agreement to preserve the confidentiality of this Agreement, similar service providers to the lending industry and service providers to any Lender Party in connection with the administration of this Agreement, the other Loan Documents and the Commitments. For the purposes of this Section, “Information” means all information received from the Loan Parties relating to the Loan Parties or their business, other than any such information that is available to any Lender Party on a nonconfidential basis prior to disclosure by the Loan Parties.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)      EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)         ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE LOAN PARTIES OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER REPRESENTATIVE AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.13.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of payment, shall have been received by such Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrowers an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrowers shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrowers.

Section 10.14.   USA PATRIOT Act.  Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act.

Section 10.15.   Judgment Currency.  (a) The Borrowers’ obligations hereunder and under the other Loan Documents to make payments in a specified currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender or an Issuing Bank of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender or such Issuing Bank under this Agreement or the other Loan Documents.  If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)          If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)         For purposes of determining any rate of exchange or currency equivalent for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 10.16.  No Fiduciary Duty.  The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates.  Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other.  The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person.  Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

Section 10.17.    Acknowledgment And Consent To Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.18.  No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, any Issuing Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article 7 for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.17) or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Bankruptcy Proceeding; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article 7 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.17, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

ARTICLE 11
Loan Party Guaranty

Section 11.01.  Guaranty.  (a) Subject to the provisions of paragraph (b), each Guarantor hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the benefit of the Lender Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b)        This Loan Party Guaranty is a guaranty of payment when due and not of collectability and this Loan Party Guaranty is a primary obligation of each Guarantor and not merely a contract of surety.

(c)         Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable laws relating to the insolvency of debtors.

(d)         Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Loan Party Guaranty or affecting the rights and remedies of the Administrative Agent or any other Lender Party hereunder.

(e)         No payment or payments made by any Borrower, any Guarantor, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Lender Party from any Borrower, any Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, which shall, notwithstanding any such payment or payments other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full (other than Contingent Obligations) and the Commitments are terminated.

(f)          Any and all payments by or on account of any obligation of any Guarantor under this Article 11 shall be governed by the terms set forth in Section 2.16 of this Agreement.

Section 11.02.   Right of Contribution.  Each Guarantor hereby agrees that, to the extent that any Guarantor shall have paid more than its proportionate share of any payments made in respect of the Loan Party Guaranty, such Person shall be entitled to seek and receive contribution from and against the Guarantors hereunder.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.03 hereof. The provisions of this Section 11.02 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Person under the Loan Party Guaranty.

Section 11.03.   No Subrogation.  Notwithstanding any payment or payments made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by any Lender, the Guarantors shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Borrower or any other guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall the Guarantors seek or be entitled to seek any contribution or reimbursement from any Borrower or any other guarantor in respect of payments made by any Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrowers on account of the Obligations are paid in full (other than Contingent Obligations) and the Commitments are terminated.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full or the Commitments shall not have been terminated, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, promptly upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

Section 11.04.   Guaranty Absolute and Unconditional.  Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Loan Party Guaranty or acceptance of this Loan Party Guaranty, the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Loan Party Guaranty; and all dealings between the Borrowers (or any of them) and the Guarantors (or any of them), on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Loan Party Guaranty.  Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower or any other Guarantor or other guarantors with respect to the Obligations.  Each Guarantor understands and agrees that this Loan Party Guaranty shall be construed as a continuing, absolute and unconditional guaranty of payment without regard to (a) the validity, regularity or enforceability of this Agreement, any other Loan Document, any Letter of Credit, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Guarantor against any Borrower, the Administrative Agent, any Issuing Bank or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower, any

Guarantor or other guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower for the Obligations, of any Guarantor under this Loan Party Guaranty or of any other guarantor, in bankruptcy or in any other instance.  When pursuing its rights and remedies hereunder against the Guarantor, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Borrower, any Guarantor any other guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from any such Borrower, Guarantor or other guarantor or other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any such Borrower, Guarantor or other guarantor or other Person or any such collateral security, guarantee or right of offset, shall not relieve the Guarantors of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the Lenders against the Guarantors.  This Loan Party Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the respective successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of the Guarantors under this Loan Party Guaranty (other than Contingent Obligations) shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement any Borrower may be free from any Obligations.

Section 11.05.    Reinstatement.  This Loan Party Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, administration, dissolution, liquidation or reorganization of any Borrower or any Guarantor or other guarantor, or upon or as a result of the appointment of a receiver, administrative receiver, administrator, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or other guarantor or any substantial part of the property of such Borrower, Guarantor or such other guarantor, or otherwise, all as though such payments had not been made.

Section 11.06.    Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in the relevant currency at the administrative office specified by the Administrative Agent.

Section 11.07.   Additional Guarantors.  From time to time subsequent to the Restatement Date, each entity which is required to be a Guarantor pursuant to the definition thereof shall become a Guarantor, with the same force and effect as if originally named as a Guarantor herein, for all purposes of this Agreement, upon execution and delivery by such entity of a Loan Party Joinder Agreement (and the delivery in connection therewith of written opinions of counsel and documents and certificates as the Administrative Agent may reasonably require).  The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any other party hereunder.  The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KOHLBERG KRAVIS ROBERTS & CO. L.P., as Borrower

By: KKR & Co. GP LLC, its general partner

By:	/s/ Robert H. Lewin
	Name:	Robert H. Lewin
	Title:	Chief Financial Officer

KKR GROUP PARTNERSHIP L.P., as Borrower

By: KKR Group Holdings Corp., its general partner

By:	/s/ Robert H. Lewin
	Name:	Robert H. Lewin
	Title:	Chief Financial Officer

[Signature Page to Third Amended and Restated Credit Agreement]

KKR & CO. INC., as Guarantor

By:	/s/ Robert H. Lewin
	Name:	Robert H. Lewin
	Title:	Chief Financial Officer

[Signature Page to Third Amended and Restated Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as Lender, as Issuing Bank and as Swingline Lender

By:	/s/ Ryan Gabriele
	Name:	Ryan Gabriele
	Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

HSBC SECURITIES (USA) INC., as Sustainability Agent

By:
Name:
Title:

[Signature Page to Third Amended and Restated Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as Lender, as Issuing Bank and as Swingline Lender

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Ershad Sattar
	Name:	Ershad Sattar
	Title:	Vice President

HSBC SECURITIES (USA) INC., as Sustainability Agent

By:
Name:
Title:

[Signature Page to Third Amended and Restated Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as Lender, as Issuing Bank and as Swingline Lender

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

HSBC SECURITIES (USA) INC., as Sustainability Agent

By:	/s/ Anoushka Mehta
	Name:	Anoushka Mehta
	Title:	Head of ESG Banking, Americas

[Signature Page to Third Amended and Restated Credit Agreement]

Bank of America, N.A., as Lender

By:	/s/ Bryan Aphayrath
	Name:	Bryan Aphayrath
	Title:	Vice President

[Signature Page to Third Amended and Restated Credit Agreement]

Citibank N.A., as Lender

By:	/s/ Patrick Marsh
	Name:	Patrick Marsh
	Title:	Vice President

[Signature Page to Third Amended and Restated Credit Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Lender

By:	/s/ Paul Arens
	Name:	Paul Arens
	Title:	Director

By:	/s/ Bruno Pezy
	Name:	Bruno Pezy
	Title:	Managing Director

[Signature Page to Third Amended and Restated Credit Agreement]

GOLDMAN SACHS BANK USA, as Lender

By:	/s/ Rebecca Kratz
	Name:	Rebecca Kratz
	Title:	Authorized Signatory

[Signature Page to Third Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Kevin Faber
	Name:	Kevin Faber
	Title:	Vice President JP Morgan

[Signature Page to Third Amended and Restated Credit Agreement]

MIZUHO BANK, LTD., as Lender

By:	/s/ Donna DeMagistris
	Name:	Donna DeMagistris
	Title:	Managing Director

[Signature Page to Third Amended and Restated Credit Agreement]

MORGAN STANLEY BANK, N.A., as Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

[Signature Page to Third Amended and Restated Credit Agreement]

Royal Bank of Canada, as Lender

By:	/s/ Alex Figueroa
	Name:	Alex Figueroa
	Title:	Authorized Signatory

[Signature Page to Third Amended and Restated Credit Agreement]

SOCIETE GENERALE, as Lender

By:	/s/ Nick Agarwal
	Name:	Nick Agarwal
	Title:	Managing Director

[Signature Page to Third Amended and Restated Credit Agreement]

STANDARD CHARTERED BANK, as Lender

By:	/s/ Kristopher Tracy
	Name:	Kristopher Tracy
	Title:	Director, Financing Solutions

[Signature Page to Third Amended and Restated Credit Agreement]

Sumitomo Mitsui Banking Corporation, as Lender

By:	/s/ Mary Harold
	Name:	Mary Harold
	Title:	Managing Director

[Signature Page to Third Amended and Restated Credit Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as Lender

By:	/s/ Betty Chang
	Name:	Betty Chang
	Title:	Authorized Signatory

[Signature Page to Third Amended and Restated Credit Agreement]

TRUIST BANK, as Lender

By:	/s/ Madison Waterfield
	Name:	Madison Waterfield
	Title:	Director

[Signature Page to Third Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Paul Pai
	Name:	Paul Pai
	Title:	Managing Director

[Signature Page to Third Amended and Restated Credit Agreement]

Wells Fargo Bank, National Association, as Lender

By:	/s/ Daniel Scislow
	Name:	Daniel Scislow
	Title:	Vice President

[Signature Page to Third Amended and Restated Credit Agreement]

BARCLAYS BANK PLC, as Lender

By:	/s/ Edward Pan
	Name:	Edward Pan
	Title:	Vice President

[Signature Page to Third Amended and Restated Credit Agreement]

BNP Paribas, as Lender

By:	/s/ Michael Remhild
	Name:	Michael Remhild
	Title:	Managing Director

By:	/s/ Sebastian Hebenstreit
	Name:	Sebastian Hebenstreit
	Title:	Director

[Signature Page to Third Amended and Restated Credit Agreement]

THE BANK OF NOVA SCOTIA, as Lender

By:	/s/ Aron Lau
	Name:	Aron Lau
	Title:	Director

[Signature Page to Third Amended and Restated Credit Agreement]

UBS AG, STAMFORD BRANCH, as Lender

By:	/s/ Danielle Calo
	Name:	Danielle Calo
	Title:	Associate Director

By:	/s/ Kenneth Chin
	Name:	Kenneth Chin
	Title:	Director

[Signature Page to Third Amended and Restated Credit Agreement]

BANCO SANTANDER, S.A., NEW YORK BRANCH, as Lender

By:	/s/ Andres Barbosa
	Name:	Andres Barbosa
	Title:	Managing Director

By:	/s/ Rita Walz-Cuccioli
	Name:	Rita Walz-Cuccioli
	Title:	Executive Director

[Signature Page to Third Amended and Restated Credit Agreement]

BMO Bank N.A., as Lender

By:	/s/ Michael Orphanides
	Name:	Michael Orphanides
	Title:	Managing Director

[Signature Page to Third Amended and Restated Credit Agreement]

Canadian Imperial Bank of Commerce, New York Branch, as Lender

By:	/s/ Edward Turowski
	Name:	Edward Turowski
	Title:	Managing Director

[Signature Page to Third Amended and Restated Credit Agreement]

ING Capital LLC, as Lender

By:	/s/ Grace Fu
	Name:	Grace Fu
	Title:	Managing Director

By:	/s/ Dominik Breuer
	Name:	Dominik Breuer
	Title:	Managing Director

[Signature Page to Third Amended and Restated Credit Agreement]

State Street Bank and Trust Company, as Lender

By:	/s/ Paul Gianatassio
	Name:	Paul Gianatassio
	Title:	Vice President

[Signature Page to Third Amended and Restated Credit Agreement]

The Bank of New York Mellon, as Lender

By:	/s/ Grant Barr
	Name:	Grant Barr
	Title:	Senior Vice President Institutional Lending – Credit Services

[Signature Page to Third Amended and Restated Credit Agreement]